Exhibit 10.3

AMENDED AND RESTATED CREDIT AGREEMENT

by and between

INOTIV, INC.,

and

FIRST INTERNET BANK OF INDIANA

Dated as of April 30, 2021

Section 8.20.	Waiver and Amendment	52
Section 8.21.	Bank Not in Control	52
Section 8.22.	Further Assurances	53
Section 8.23.	Joint and Several Liability/Contribution	53
Section 8.24.	Waiver of Jury Trial	53
Article 9.	USA Patriot Act Notification	53

Schedule 4.7	Subsidiaries
Schedule 4.10	Indebtedness
Schedule 4.13	Litigation
Schedule 4.24	Environmental Matters
Schedule 4.28	BBP Acquisition
Schedule 4.29	HTL Acquisition
Schedule 5.1	(g) Investments
Schedule 5.1	(n) Transactions with Shareholders and Affiliates

AMENDED AND RESTATED CREDIT AGREEMENT

THIS AMENDED AND RESTATED CREDIT AGREEMENT, dated as of April 30, 2021, is by and between INOTIV, INC. (formerly known as Bioanalytical Systems, Inc.), an Indiana corporation, (the “Borrower”), and FIRST INTERNET BANK OF INDIANA, an Indiana state bank (the “Bank”). The parties agree as follows:

W I T N E S E T H:

WHEREAS, as of December 1, 2019, Borrower and Bank entered into that certain Amended and Restated Credit Agreement (as amended, the “Original Agreement”); and

WHEREAS, the parties desire to completely amend and restate the Original Agreement in the form of this Agreement; accordingly and in connection therewith, Bank has agreed to provide Borrower: (i) a revolving credit facility in a maximum principal amount not to exceed $5,000,000.00 (ii) a $3,979,644.46 term loan, (iii) a $3,571,315.61 term loan, (iv) a $1,076,229.80 term loan, (v) a $1,001,934.49 term loan, (vi) a $810,869.23 term loan, (vii) a $2,864,681.00 term loan, (viii) a $1,262,894.43 term loan, (ix) a $1,852,812.69 term loan, (x) a $5,000,000.00 term loan, (xi) a $10,000,000.00 term loan, (xii) a $3,622,308.44 term loan, and (xiii) a $3,000,000.00 equipment loan.

NOW, THEREFORE, in consideration of the premises, and the mutual promises herein contained, the parties hereto agree that the Original Agreement shall be, and hereby is, subject to the conditions set forth herein, amended and restated in its entirety as follows:

Article 1.DEFINITIONS

Section 1.1.Defined Terms. As used herein:

“Accounts”, “Chattel Paper”, “Deposit Accounts”, “Documents”, “Equipment”, “Fixtures”, “General Intangibles”, “Goods”, “Intellectual Property”, “Instruments”, “Investment Property”, “Inventory” and “Proceeds” shall have the meanings ascribed in the Security Agreement.

“Account Debtor” means the party which is obligated on or under any Account.

“Acquisition Agreements” means the BBP Acquisition Agreement and the HTL Acquisition Agreement.

“Acquisition Documents” means the Acquisition Agreements and all other documents ancillary thereto related to the BBP Acquisition and the HTL Acquisition.

“Adjusted EBITDA” means for the applicable Test Period, the sum of in total for Borrower and its Consolidated Subsidiaries (without duplication): (a) EBITDA; plus to the extent included in the determination of EBITDA for the applicable Test Period (b) pro forma Adjusted EBITDA with respect to the BBP Acquisition and the HTL Acquisition; plus (c) non-cash losses during the applicable Test Period; plus (d) permitted Run-Rate Cost Savings & Synergies; plus, (e) non-cash stock compensation; plus (f) Approved Non-Recurring Expenses; plus (g) Transaction Costs incurred in connection with the BBP Acquisition and the HTL Acquisition in an amount not to exceed $2,000,000 during the applicable Test Period; plus (h) such additional add-backs during the applicable Test Period, if any, permitted by Bank in its sole discretion; and minus to the extent included in the determination of EBITDA for the applicable

Test Period, any (i) extraordinary or non-recurring income or gains, and (ii) any gain arising from the sale of capital assets, and (iii) plus or minus any non-cash expense or income recognized.

“Advance” means a disbursement of proceeds of the Facilities.

“Affiliate” means, with respect to any Person, any other Person (a) directly, or indirectly through one or more intermediaries, controlling, controlled by, or under common control with, such Person, or (b) that directly or indirectly owns more than ten percent (10%) of any class of the voting securities or capital stock of or equity interests in such Person. A Person shall be deemed to control another Person if such Person possesses, directly or indirectly, the power to direct or cause the direction of the management and policies of such other Person, whether through the ownership of voting securities, by contract or otherwise.

“Agreement” means this Amended and Restated Credit Agreement, as amended from time to time.

“ALTA Policy” means, collectively, each policy of title insurance covering the Real Estate required pursuant to this Agreement.

“Anti-Terrorism Laws” means any laws and governmental regulations relating to terrorism or money laundering, including Executive Order No. 13224, the USA Patriot Act, the laws and governmental regulations comprising or implementing the Bank Secrecy Act, and the laws and governmental regulations administered by the United States Treasury Department’s Office of Foreign Asset Control (as any of the foregoing laws and governmental regulations may from time to time be amended, renewed, extended or replaced).

“Appraised Value” means the then current market value determined pursuant to the most recent appraisal for the Real Estate. All such appraisals shall be ordered by Bank, prepared at Borrower’s expense by a certified appraiser acceptable to Bank and otherwise satisfactory to Bank in all respects. Bank may order, if required by Bank’s internal policies, reappraisals of the Real Estate, at Bank’s sole discretion and at Borrower’s expense.

“Approved Non-Recurring Expenses” means for the applicable Test Period and as approved by Bank, up to $400,000 for rent expense paid with respect to the relevant Maryland Heights, Missouri location; provided, however, non-recurring expenses shall not exceed $500,000 without Bank’s prior written approval. The non-recurring expense shall be calculated on a pro forma basis as though it had been realized on the first day of the applicable test period for which Adjusted EBITDA is being determined, net of the amount of actual benefits realized during such period.

“Bank” means First Internet Bank of Indiana, an Indiana state bank, its successors and assigns.

“Bank Product Agreements” means an agreement entered into from time to time by Borrower with Bank or any Affiliate of Bank concerning Bank Products.

“Bank Product Obligations” means all obligations, liabilities, contingent reimbursement obligations, fees, and expenses owing by Borrower to Bank or an affiliate of Bank pursuant to or evidenced by Bank Product Agreements, whether direct or indirect, absolute or contingent, due or to become due, now existing or hereafter arising.

“Bank Products” means shall mean any service or facility extended to Borrower by Bank or an affiliate of Bank in the nature of: (a) credit cards, (b) credit card processing services, (c) debit cards, (d) purchase cards, (e) ACH Transactions, and (f) cash and treasury management, including controlled disbursement, accounts or services.

“Banking Day” means a day on which the principal domestic office of Bank is open for the purpose of conducting substantially all of its business activities.

“BAS Evansville” means BAS Evansville, Inc., an Indiana corporation.

“BASi Gaithersburg” means BASi Gaithersburg LLC (formerly known as Oriole Toxicology Services LLC), an Indiana limited liability company.

“BBP” means Bolder BioPATH, Inc., a Colorado corporation.

“BBP Acquisition” means the acquisition by Inotiv Boulder, LLC of all of the outstanding shares of capital stock of BBP as provided in the BBP Acquisition Agreement.

“BBP Acquisition Agreement” means that certain Agreement and Plan of Merger dated as of April 15, 2021 by and among IB (as Merger Sub LLC), Rock Mergeco, Inc. (as Merger Sub), the Borrower (as Parent), BBP, and Alison Bendele and Phillip Bendele (as the Stockholders).

“BBP Acquisition Documents” means the BBP Acquisition Agreement and all other documents ancillary thereto related to the BBP Acquisition.

“Beneficial Ownership Certification” means a certification regarding beneficial ownership as required by the Beneficial Ownership Regulation.

“Beneficial Ownership Regulation” means 31 C.F.R. § 1010.230.

“Blocked Person” has the meaning ascribed thereto in Section 4.26(a) hereof.

“Borrower” means Inotiv, Inc. (formerly known as Bioanalytical Systems, Inc.), an Indiana corporation.

“Borrowing Base” means, on any date of determination, an amount equal to eighty percent (80%) of the aggregate value of Borrower’s Eligible Accounts; provided, however, that in the event that Bank does not receive the results of a post-closing field examination satisfactory to the Bank following the consummation of the BBP Acquisition and the HTL Acquisition, Bank may, in its sole discretion, reduce the advance rate for the Borrowing Base from eighty percent (80%) of the aggregate value of Borrower’s Eligible Accounts to seventy-five percent (75%) of the aggregate value of Borrower’s Eligible Accounts.

“Bronco Research” means Bronco Research Services, LLC, an Indiana limited liability company.

“Capital Expenditures” for the applicable Test Period are defined as expenditures made and capitalized during the applicable Test Period by Borrower and its Consolidated Subsidiaries for property, plant, equipment, and other fixed assets (including any such expenditures by way of acquisition or by way of incurrence or assumption of Debt or other obligations, to the extent reflected as plant, property, equipment or other fixed assets), research and development or other long-term assets; provided that expenses made for research and development are later capitalized pursuant to a change in accounting treatment shall be excluded from the calculation, plus (i)

deposits made in the applicable Test Period in connection with property, plant, and equipment; less deposits of a prior period included in calculation above, less (ii) net cash proceeds of asset dispositions received during the applicable Test Period which are permitted to reinvest pursuant to the Credit Agreement and are included in expenditures made and capitalized above.

“Capital Lease” means any lease of property to the extent that the obligations thereunder would be capitalized (i.e., included as a liability) on a financial statement of a Person prepared in accordance with GAAP.

“Capital Lease Obligations” means the amount of the obligations of a Person under Capital Leases that are shown as liabilities on a balance sheet of such Person prepared in accordance with GAAP.

“CARES Act” means the Coronavirus Aid, Relief, and Economic Security Act, and applicable rules and regulations, as amended from time to time.

“CARES Allowable Uses” means “allowable uses” of proceeds of an SBA PPP Loan as described in Section 1102 of the CARES Act.

“CERCLA” means the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended.

“Change in Control” means (a) the acquisition of ownership, directly or indirectly, beneficially or of record, by any Person or group (within the meaning of the Securities Exchange Act of 1934 and the rules of the Securities and Exchange Commission thereunder as in effect on the date hereof), of Equity Interests representing more than twenty-five percent (25%) of the aggregate ordinary voting power represented by the issued and outstanding equity interests of the Borrower; (b) occupation of a majority of the seats (other than vacant seats) on the board of directors of the Borrower by Persons who were neither (i) nominated by the board of directors of the Borrower nor (ii) appointed by directors so nominated; or (c) the acquisition of direct or indirect Control of the Borrower by any Person or group.

“Code” means the Internal Revenue Code of 1986, as amended, reformed or otherwise modified from time to time.

“Collateral” shall mean the “collateral” as defined in the Security Agreement, together with the Real Estate.

“Collateral Loss” shall have the meaning ascribed in Section 7.1(q) hereof.

“Compliance Certificate” means a Compliance Certificate, in the form prescribed by Bank, duly executed by the chief executive or chief financial officer of Borrower.

“Consolidated Subsidiaries” means the Guarantors and any other Subsidiaries of Borrower consolidated for financial reporting purposes.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise.

“Default” means any of the events specified in Section 7.1 hereof.

“Default Rate” means four percent (4%) in excess of the interest rate otherwise in effect under amounts outstanding under the Notes. In no event will the interest rate accruing under such

Notes be increased to be in excess of the maximum interest rate permitted by applicable state or federal usury laws then in effect.

“Domestic Subsidiary” means any Subsidiary that is incorporated or organized under the laws of a State within the United States of America or the District of Columbia.

“EBITDA” means for the applicable Test Period the sum in total for Borrower and its Consolidated Subsidiaries (without duplication): earnings before interest, taxes, depreciation and amortization expense for the applicable test period, calculated on a consolidated basis in accordance with GAAP.

“Eligible Account” means an Account (as defined in the Uniform Commercial Code) owing to Borrower or any Guarantor (exclusive of any Account owing to an Affiliate that is not a Guarantor) from an Account Debtor which meets each of the following requirements:

(a)it arises from the sale or lease of goods or the rendering of services which have been earned or billed in accordance with signed contracts by Borrower or any Guarantor; and if it arises from the sale or lease of goods, (i) such goods comply in all material respects with such Account Debtor’s specifications (if any) and have been delivered to such Account Debtor and (ii) Borrower or any Guarantor has possession of, or if requested by Bank has delivered to Bank, delivery receipts evidencing such delivery;

(b)it (i) is subject to a perfected, first (1st) priority Lien in favor of Bank and (ii) is not subject to any other assignment, claim or Lien;

(c)it is a valid, legally enforceable and unconditional obligation of the Account Debtor with respect thereto, and is not subject to the fulfillment of any condition whatsoever or any counterclaim, setoff, reduction (collectively, “contra accounts”) or any credit, allowance, discount, rebate or adjustment by the Account Debtor with respect thereto, or to any claim by such Account Debtor denying liability thereunder in whole or in part and the Account Debtor has not refused to accept and/or has not returned or offered to return any of the goods or services which are the subject of such Account;

(d)there is no bankruptcy, insolvency or liquidation proceeding pending by or against the Account Debtor with respect thereto;

(e)the Account Debtor with respect thereto is a resident or citizen of, and is located within, the United States, unless the sale of goods or services giving rise to such Account is on letter of credit, banker’s acceptance or other credit support terms reasonably satisfactory to Bank;

(f)it is not an Account arising from a “sale on approval,” “sale or return,” “consignment” or “bill and hold” or subject to any other repurchase or return agreement;

(g)it is not an Account with respect to which possession and/or control of the goods sold giving rise thereto is held, maintained or retained by Borrower or any Guarantor (or by any agent or custodian of Borrower or any Guarantor) for the account of or subject to further and/or future direction from the Account Debtor with respect thereto;

(h)it arises in the ordinary course of business of Borrower or any Guarantor;

(i)if the Account Debtor is the United States or any department, agency or instrumentality thereof, Borrower or any Guarantor has assigned its right to payment of such Account to Bank pursuant to the Assignment of Claims Act of 1940, and evidence (satisfactory to Bank) of such assignment has been delivered to Bank;

(j)if Borrower or any Guarantor maintains a credit limit for an Account Debtor, the aggregate dollar amount of Accounts due from such Account Debtor, including such Account, does not exceed such credit limit;

(k)if the Account is evidenced by Chattel Paper or an Instrument, the originals of such Chattel Paper or Instrument shall have been endorsed and/or assigned and delivered to Bank or, in the case of electronic Chattel Paper, shall be in the control of Bank, in each case in a manner satisfactory to Bank;

(l)such Account is evidenced by an invoice delivered to the related Account Debtor and is not more than ninety (90) days past the original invoice date thereof, according to the original terms of sale;

(m)it is not an Account with respect to an Account Debtor that is located in any jurisdiction which has adopted a statute or other requirement with respect to which any Person that obtains business from within such jurisdiction must file a notice of business activities report or make any other required filings in a timely manner in order to enforce its claims in such jurisdiction’s courts unless (i) such notice of business activities report has been duly and timely filed or Borrower or any Guarantor is exempt from filing such report and has provided Bank with satisfactory evidence of such exemption, or (ii) the failure to make such filings may be cured retroactively by Borrower or any Guarantor for a nominal fee;

(n)the Account Debtor with respect thereto is not an Affiliate of Borrower or any Guarantor; and

(o)it is not owed by an Account Debtor with respect to which fifteen percent (15%) or more of the aggregate amount of outstanding Accounts owed at such time by such Account Debtor is classified as ineligible under clause (l) of this definition.

An Account which is at any time an Eligible Account, but which subsequently fails to meet any of the foregoing requirements, shall forthwith cease to be an Eligible Account. Further, with respect to any Account, if Bank at any time hereafter determines in its reasonable discretion that the prospect of payment or performance by the Account Debtor with respect thereto is materially impaired for any reason whatsoever, such Account after written notice of such determination is given to Borrower shall cease to be an Eligible Account.

“Environmental Laws” means all provisions of laws, statutes, ordinances, rules, regulations, permits, licenses, judgments, writs, injunctions, decrees, orders, awards and standards promulgated by any Governmental Authority concerning the protection of, or regulation of the discharge of substances into, the environment or concerning the health or safety of persons with respect to environmental hazards, and includes, without limitation, the Hazardous Materials Transportation Act, 42 U.S.C. §1801 et seq., the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986, 42 U.S.C. §§9601 et seq., the Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act of 1976 and the Solid and Hazardous Waste Amendments of 1984, 42 U.S.C. §§6901 et seq., the Federal Water Pollution Control Act, as amended by the Clean Water Act of 1977, 33 U.S.C. §§1251 et seq., the Clean Air Act of 1966, as amended, 42 U.S.C. §§7401 et seq., the Toxic Substances Control Act of 1976, 15 U.S.C. §§2601 et seq., the Federal Insecticide, Fungicide, and Rodenticide Act, 7 U.S.C. §7401 et seq., the portions of the Occupational Safety and Health Act of 1970, as amended, 29 U.S.C. §§651 et seq., concerning the health or safety of persons with respect to environmental hazards, the Emergency Planning and Community Right-to-Know Act of 1986, 42 U.S.C. §§11001 et seq., the National Environmental Policy Act of 1975, 42 U.S.C. §§4321 et seq., the Safe Drinking Water Act of 1974, as amended, 42 U.S.C. §§300(f) et seq., and any similar or implementing state law, and all amendments, rules, and regulations promulgated thereunder.

“Equipment Loan” means any term loan made pursuant to Section 2.1(a).

“Equipment Loan Amount” means the aggregate principal amount of Equipment Loans made pursuant to Section 2.01(a).

“Equipment Loan Availability Period” shall mean the period from and including April 30, 2021 through and including April 30, 2022.

“Equipment Loan Commitment” shall mean Bank’s commitment to make or otherwise fund a term loan pursuant to Section 2.01(a). The aggregate amount of the Equipment Loan Commitment is Three Million Dollars ($3,000,000).

“Equipment Loan Maturity Date” means April 30, 2027.

“Equipment Note” means the Equipment Loan Note, in the form prescribed by Bank, duly executed by Borrower to Bank to evidence the Equipment Loan, including any amendment, modification, renewal, extension or replacement thereof.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time-to-time.

“ERISA Affiliate” means any trade or business, whether or not incorporated, that together with the subject Person would be treated as a single employer under ERISA.

“Excess Cash Flow” means, for each fiscal year of Borrower determined on a consolidated basis, the sum of (a) Adjusted EBITDA, minus (b) cash interest expense, minus (c) cash taxes paid or cash distributions made for payment of taxes, minus (d) principal payments paid in respect of long-term Indebtedness (excluding any principal reduction on Term Loan 9 or Term Loan 10, in each case, with respect to Excess Cash Flow and excluding principal payments on the Revolving Credit Facility), minus (e) Unfunded Capital Expenditures.

“Excess Cash Flow Percentage” means, for any fiscal year end, fifty percent (50%) of the Excess Cash Flow for such fiscal year.

“Facilities” means the Equipment Loan, the Term Loans, the Revolving Credit Facility, and any other credit facility provided by Bank from time to time pursuant to this Agreement.

“Financial Contract” of a Person means (a) any exchange-traded or over-the-counter futures, forward, swap or option contract or other financial instrument with similar characteristics, (b) any agreements, devices or arrangements providing for payments related to fluctuations of interest rates, exchange rates or forward rates, including, but not limited to, interest rate exchange agreements, forward currency exchange agreements, interest rate cap or collar protection agreements, forward rate currency or interest rate options, or (c) to the extent not otherwise included in the foregoing, any rate hedging agreement.

“Financial Statements” means the financial statements of Borrower furnished from time to time pursuant to Section 5.2(a) hereof, together with any accompanying notes or other disclosures to such financial statements, and any other documents or data furnished to Bank in connection therewith.

“Fixed Charge Coverage Ratio” means for the applicable Test Period, the ratio resulting from dividing (i) Adjusted EBITDA minus (a) Unfunded Capital Expenditures, minus (b) the aggregate amount of cash payments of income taxes for such Test Period by (ii) Fixed Charges for such Test Period.

“Fixed Charges” means in accordance with GAAP for the applicable Test Period the sum in total for Borrower and its Consolidated Subsidiaries (without duplication): (a) the aggregate cash payments of interest made for such period, including interest paid on the Obligations, including subordinated debt, the interest portion of all Capital Lease Obligations, and any other cash payments of interest on any other Indebtedness for such period; plus (b) the aggregate principal amount of Indebtedness which was paid during such applicable test period, including under the Obligations and Subordinated Debt; and plus (c) the principal portion of the aggregate amount of Capital Lease Obligations.

“Fort Collins Deed of Trust” means that certain Deed of Trust, Security Agreement, Assignment of Rents and Leases and Fixture Filing duly executed by Bronco Research in favor of Bank encumbering the Fort Collins Property dated December 1, 2019, as modified, and as the same may be from time to time further supplemented, modified or amended.

“Fort Collins Property” means the real property located at 1512 Webster Court, Fort Collins, Colorado, more particularly described in Exhibit A to the Fort Collins Deed of Trust.

“GAAP” means generally accepted accounting principles in the United States of America in effect from time to time as promulgated by the Financial Accounting Standards Board and recognized and interpreted by the American Institute of Certified Public Accountants.

“Governmental Authority” means any nation or government, any state or other political subdivision thereof, and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to any government, including, without limiting the generality of the foregoing, any agency, body, commission, court or department thereof whether federal, state, local or foreign.

“Guarantor” means each Domestic Subsidiary that executes and delivers to Bank a Guaranty pursuant to Section 3.2.

“Guaranty” means the Amended and Restated Guaranty, in the form prescribed by Bank, duly executed by each Domestic Subsidiary of the Borrower to Bank in connection with the Obligations, including any amendment or replacement thereof.

“Hazardous Materials” mean (a) any “hazardous substance,” as defined by CERCLA, (b) any “hazardous waste,” as defined by the Resource Conservation and Recovery Act, as amended, (c) any petroleum product, or (d) any pollutant or contaminant or hazardous, dangerous or toxic chemical, material or substance within the meaning of any other federal, state or local law, regulation, ordinance or requirement (including consent decrees and administrative orders) relating to, or imposing liability or standards of conduct concerning, any hazardous, toxic or dangerous waste, substance or material, all as amended or hereafter amended.

“HTL” means HistoTox Labs, Inc., a Colorado corporation.

“HTL Acquisition” means the acquisition by I-B HTL of all of the assets of HTL as provided in the HTL Acquisition Agreement.

“HTL Acquisition Agreement” means the Asset Purchase Agreement dated as of April 13, 2021, by and among I-B HTL (as purchaser), HTL (as seller), John Bishop (as the sole stockholder of HTL), and Borrower (as parent).

“HTL Acquisition Documents” means the HTL Acquisition Agreement and all other documents ancillary thereto related to the HTL Acquisition.

“IB” means Inotiv Boulder, LLC, an Indiana limited liability company.

“I-B HTL” means Inotiv-Boulder HTL, LLC, an Indiana limited liability company.

“Improvements” means the improvements and fixtures now located or to be constructed on the Property.

“Indebtedness” means (a) all items (except items of capital surplus, of general contingency reserves or of retained earnings, deferred income taxes, and amount attributable to minority interests, if any) which in accordance with GAAP would be included in determining total liabilities on a consolidated basis as shown on the liability side of a balance sheet as at the date as of which Indebtedness is to be determined, (b) all indebtedness secured by any mortgage, pledge, lien or conditional sale or other title retention agreement to which any property or asset owned or held is subject, whether or not the indebtedness secured thereby will have been assumed (excluding non-Capital Leases which may amount to title retention agreements but including Capital Leases), and (c) all indebtedness of others which Borrower or any Subsidiary or any Affiliate has directly or indirectly guaranteed, endorsed (otherwise than for collection or deposit in the ordinary course of business), discounted or sold with recourse or agreed (contingently or otherwise) to purchase or repurchase or otherwise acquire, or in respect of which Borrower or any Subsidiary has agreed to apply or advance funds (whether by way of loan, stock purchase, capital contribution or otherwise) or otherwise to become directly or indirectly liable.  Indebtedness does not include any SBA PPP Loan until such time as such SBA PPP Loan is not forgiven by the SBA.

“Inotiv” means Inotiv, Inc. (formerly known as Bioanalytical Systems, Inc.), an Indiana corporation.

“Investment” of a Person means any loan, advance (other than commission, travel and similar advances to officers and employees made in the ordinary course of business), extension of credit (other than accounts receivable arising in the ordinary course of business on terms customary in trade) or contribution of capital by such Person; stocks, bonds, mutual funds, partnership interests, limited liability company ownership interests, notes, debentures or other securities owned by such Person; any deposit accounts and certificate of deposit owned by such Person; and structured notes, derivative financial instruments and other similar instruments or contracts owned by such Person. The amount of any Investment as of any date of determination shall be the fair value of the consideration therefor at the time of the making such Investment less any principal payments or other returns of capital received in respect thereof.

“Lien” means any lien (statutory or other), security interest, mortgage, pledge, hypothecation, assignment for the purpose of security, deposit arrangement for the purpose of security, encumbrance or preference, priority or other security agreement of any kind or nature whatsoever (including, without limitation, the interest of a vendor or lessor under any conditional sale, Capital Lease or other title retention agreement).

“Life Insurance Policy” means the life insurance policy issued by Protective Life Insurance Company on the life of Robert Leasure, Jr. in the aggregate amount of not less than Five Million Dollars ($5,000,000), such life insurance policy assigned to Bank on November 27, 2019 as collateral for all obligations of Borrower now existing or hereafter arising in favor of Bank, and maintained while any Obligations of Borrower exist under the Agreement.

“Loan Documents” means this Agreement, the Notes, the Mortgages, the Security Agreement, the Guaranty, any UCC Financing Statements in connection with the Security Agreement and all other documents executed and delivered by Borrower to govern, evidence or secure the Facilities.

“Loss” shall have the meaning ascribed in Section 8.9 hereof.

“Material Adverse Change” means any event, circumstance or condition that could reasonably be expected to have a Material Adverse Effect.

“Material Adverse Effect” means a material adverse effect on (a) the business, operations, financial condition, Properties or prospects of Borrower and its Subsidiaries, taken as a whole, (b) the ability of Borrower and the Guarantors, taken as a whole, to perform the Obligations, (c) the validity or enforceability of the Loan Documents, or (d) the rights and remedies of Bank under any of the Loan Documents.

“Moody's” means Moody's Investors Service, Inc., or any successor thereto that is a nationally recognized rating agency.

“Mortgage” or “Mortgages” means individually or collectively as the context requires, the Fort Collins Deed of Trust, the Mount Vernon Mortgage, and the West Lafayette Mortgage.

“Mount Vernon Mortgage” means, collectively, (i) that certain Amended and Restated Mortgage, Security Agreement, Assignment of Rents and Leases and Fixture Filing, duly executed by Borrower in favor of Bank encumbering the Mount Vernon Property dated September 28, 2018, as modified and as the same may be from time to time further supplemented, modified or amended, and (ii) that certain Mortgage, Security Agreement, Assignment of Rents and Leases and Fixture Filing, duly executed by Borrower in favor of Bank encumbering the Mount Vernon Property dated September 23, 2017, as modified and as the same may be from time to time further supplemented, modified or amended.

“Mount Vernon Property” means the real property located at 10424 Middle Mount Vernon Road, Mount Vernon, Indiana, more particularly described in Exhibit A to the Evansville Mortgages.

“Notes” means, collectively, the Revolving Credit Note, Term Note 1, Term Note 2, Term Note 3, Term Note 4, Term Note 5, Term Note 6, Term Note 7, Term Note 8, Term Note 9, Term Note 10, Term Note 11, the Equipment Note, and any subsequent notes issued by Borrower in favor of Bank under this Agreement.

“Obligations” means all loans, advances, indebtedness, liabilities and obligations of Borrower and its Consolidated Subsidiaries (without duplication) owed to Bank and/or the Affiliates of Bank of every kind and description whether now existing or hereafter arising, and whether direct or indirect, primary or as guarantor or surety, absolute or contingent, liquidated or unliquidated, matured or unmatured, whether or not secured by additional collateral, in each case arising under this Agreement, the Notes and the other Loan Documents, including without limitation all obligations to perform or forbear from performing acts and all reasonable expenses and reasonable attorneys’ fees incurred by Bank and any Affiliate of Bank under this Agreement or any other document or instrument related to any of the foregoing.

“PBGC” means the Pension Benefit Guaranty Corporation established pursuant to ERISA, or any successor entity.

“Permitted Encumbrances” means (a) Liens securing (i) current taxes and assessments not yet due and payable or (ii) taxes being contested by Borrower in good faith and by appropriate proceedings for which adequate reserves have been set aside on Borrower’s books to the extent required by generally accepted accounting principles, (b) Liens and encumbrances, if any, reflected or noted on such balance sheet or notes thereto, (c) [Reserved], (d) any security interests, pledges, assignments or mortgages granted to Bank to secure the repayment or performance of the Obligations, (e) non-consensual statutory Liens (other than Liens securing the payment of taxes) arising in the ordinary course of Borrower’s business (including such Liens in favor of landlords, warehousemen and mechanics and similar Liens) to the extent such Liens secure Indebtedness or other obligations relating to claims or liabilities which are being contested in good faith by appropriate proceedings, in each case prior to the commencement of foreclosure or other similar proceedings and with respect to which adequate reserves have been set aside on its books in accordance with GAAP, (f) zoning restrictions, easements, licenses, covenants and other restrictions affecting the use of real property which do not interfere in any material respect with the use of such real property or ordinary conduct of the business of Borrower thereon or materially impair the value of the real property which may be subject thereto, (g) purchase money security interests in equipment (including Capital Leases), (h) pledges and deposits of cash by Borrower in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other types of social security benefits, and (i) those further Liens (if any) shown on Schedule 1 attached hereto.

“Person” means and includes an individual, a partnership, a joint venture, a corporation, a limited liability company, a trust, an unincorporated association and a Governmental Authority.

“Plan” means an employee pension benefit plan that is covered by Title IV of ERISA or subject to the minimum funding standards under Section 412 of the Code as to which a Borrower may have any liability.

“Prime Advance” means an Advance when and to the extent that the interest rate applicable thereto is determined by reference to the Prime Index.

“Prime Index” means, for any day, the Prime Rate identified in the “Money Rates” section of The Wall Street Journal on the date the interest rate is to be determined, or if that date is not a publication date, on the publication date immediately preceding. The Prime Index is not necessarily the lowest rate charged by Bank on its loans. If the Prime Index becomes unavailable, Bank may designate a reasonable substitute index after notifying Borrower. Bank will inform Borrower of the current Prime Index upon Borrower’s request. Any changes or adjustments to the interest rate based on the Prime Index will not occur more often than each day. Borrower understands that Bank may make loans based on rates other than the Prime Index.

“Property” of a Person means any and all property, whether real, personal, tangible, intangible, or mixed, of such Person, or other assets owned, leased or operated by such Person.

“Qualified Investments” means (a) obligations of, or fully guaranteed by, the United States of America or any agency thereof and having a maturity of not more than one year from the date of acquisition, (b) commercial paper rated A-1 or better by S&P or P-1 or better by Moody's, (c) demand deposit accounts maintained in the ordinary course of business, (d) certificates of deposit and time deposits issued by commercial banks having capital and surplus in excess of One Hundred Million Dollars ($100,000,000), (e) repurchase obligations with a term of not more than seven (7) days for underlying securities of the types described in clauses (a) and (d) above; (f) any commercial paper or finance company paper issued by (i) Bank or (ii) any other Person organized and existing under the laws of the United States of America or any state thereof whose debt securities are rated, at the time of the acquisition thereof, not less than P-1 or A-1 or their equivalents by Moody’s or S&P or their successors, (g) marketable direct obligations issued by any state of the United States of America or any political subdivision of any such state or any public instrumentality thereof, in each case maturing within one year after such date and having, at the time of the acquisition thereof, ratings not less than P-1 or A-1 or their equivalents by Moody’s or S&P or their successors, and (h) money-market mutual funds that invest solely in the investments set forth in any of items (a) through (e), inclusive, above.

“Real Estate” means individually or collectively as the context requires, the Fort Collins Property, the Mount Vernon Property, and the West Lafayette Property.

“Release” means any release, spill, emission, leaking, pumping, injection, deposit, disposal, discharge, dispersal, leaching or migration into the environment, including the movement of a Hazardous Substance through or in the air, soil, surface water or groundwater.

“Responsible Officer” means any of the chairman, the president, the chief executive officer, the chief operating officer, any vice president, the treasurer or the primary accounting or financial officer of the Borrower, or such other representative of the Borrower as may be designated in writing by any one of the foregoing with the consent of Bank.

“Revolving Credit Facility” means the secured revolving line of credit in the maximum principal amount of Five Million Dollars ($5,000,000), governed by this Agreement, including any renewal or extension thereof.

“Revolving Credit Loan” means any term loan made pursuant to Section 2.1(b).

“Revolving Credit Maturity Date” means May 31, 2023.

“Revolving Credit Note” means the Amended and Restated Revolving Note, in the form prescribed by Bank, duly executed by Borrower to Bank to evidence Advances under the Revolving Credit Facility, including any amendment, modification, renewal, extension or replacement thereof.

“Run-Rate Cost-Savings & Synergies” means the amount of “run rate” cost savings, operating expense reductions and synergies related to the acquisition of certain assets of BBP and/or HTL projected by the Borrower in good faith to result from actions taken or expected to be taken within twelve (12) months after the Closing Date. The “run rate” cost savings, operating expense reductions and synergies shall be:

(a)calculated on a pro forma basis as though such “run rate” cost savings, operating expense reductions and synergies had been realized on the first day of the period for which consolidated EBITDA is being determined, net of the amount of actual benefits realized during such period.

(b)reasonably identifiable and factually supportable (in the good faith determination of the Borrower); and

(c)in any Test Period shall not exceed fifteen percent (15.00%) of consolidated trailing twelve (12) month period EBITDA, calculated before giving effect thereto, for such test period determined on a pro forma basis.

“S&P” means S&P Global Ratings, a division of S&P Global Inc., and any successor thereto that is a nationally recognized rating agency.

“Sale and Leaseback Transaction” means any sale or other transfer of any property by any Person with the intent to lease such property as lessee.

“Sanctioned Country” means, at any time, a country or territory that is the subject or target of any Sanctions (at the time of this Agreement, Cuba, Iran, North Korea and Syria).

“Sanctioned Person” means, at any time, (a) any Person listed in any Sanctions-related list of designated Persons maintained by the Office of Foreign Assets Control of the U.S. Department of the Treasury, the U.S. Department of State, or by the United Nations Security Council, the European Union or any European Union member state, (b) any Person operating, organized or resident in a Sanctioned Country or (c) any Person owned or controlled by any such Person or Persons described in the foregoing clauses (a) or (b).

“Sanctions” economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by (a) the U.S. government, including those administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury or the U.S. Department of State, or (b) the United Nations Security Council, the European Union, any European Union member state or Her Majesty’s Treasury of the United Kingdom.

“SBA” means the U.S. Small Business Administration.

“SBA PPP Loan” means a loan in the principal amount of Five Million Fifty-One Thousand Two Hundred Eighty-Two Dollars ($5,051,282) incurred by the Borrower under 15 U.S.C. 636(a)(36) (as added to the Small Business Act by Section 1102 of the CARES Act) from The Huntington National Bank.

“SBA PPP Loan Date” means the date on which the Borrower receives the proceeds of the SBA PPP Loan.

“Security Agreement” means the Amended and Restated General Security and Pledge Agreement, in the form prescribed by Bank, duly executed by Borrower and Guarantors in favor of Bank to secure the Obligations, including any amendment or modification thereof.

“Seller Debt” means (i) the Indebtedness of Borrower owed to Phillip Bendele in the original principal amount of $750,000; (ii) the Indebtedness of Borrower owed to Alison Bendele in the original principal amount of $750,000; (iii) the Indebtedness of BASi Gaithersburg owed to Smithers Avanza Toxicology Services LLC, a Delaware limited liability company, in the original principal amount of $810,000; and, (iv) the Indebtedness of Bronco Research owed to Pre-Clinical Research Services, Inc., a Colorado corporation, in the original principal amount of $800,000.

“Senior Funded Debt to Adjusted EBITDA Ratio” means, for the applicable Test Period, the ratio of (a) all Indebtedness owed to the Bank by the Borrower (including, but not limited to, short-term Indebtedness and long-term Indebtedness), minus (b) Unrestricted Cash up to $2,500,000 to (c) Adjusted EBITDA.

“Seventh Wave Indiana” means Seventh Wave Laboratories LLC, an Indiana limited liability company (formerly known as Cardinal Laboratories LLC).

“Stated Maturity” means, with respect to any Indebtedness, the date specified in the governing documents thereof as the fixed date on which the final or only, as the case may be, payment of principal of such Indebtedness is due and payable, including pursuant to any mandatory redemption provision (but excluding any provision providing for the repurchase of such Indebtedness at the option of the holder thereof upon the happening of any contingency beyond the control of the issuer).

“Subordinated Debt” means Indebtedness of Borrower that is subordinated in writing to the full, final and irrevocable payment of the Obligations, in form and substance acceptable to Bank, including, but not limited to, the Seller Debt.

“Subordination Agreement” means each Subordination Agreement executed by a holder of Subordinated Debt, in the form prescribed by Bank, including any amendment or modification thereof, including, but not limited to, (i) that certain Subordination Agreement by and among Borrower, Phillip Bendele, and the Bank dated as of April 30, 2021, (ii) that certain Subordination Agreement by and among Borrower, Alison Bendele, and the Bank dated as of April 30, 2021, (iii) that certain Subordination Agreement by and among BASi Gaithersburg, Smithers Avanza Toxicology Services LLC, and the Bank dated as of May 1, 2019, and (iv) that certain Subordination Agreement by and among Bronco Research, Pre-Clinical Research Services, Inc., and the Bank dated as of December 1, 2019.

“Subsidiaries” means, as to any Person, (a) a corporation of which shares of stock or other ownership interests having ordinary voting power (other than stock or other ownership interests having such power only by reason of the happening of a contingency) to elect a majority of the members of the board of directors or other managers of such corporation are at the time owned, or the management of which is otherwise controlled, directly or indirectly through one or more intermediaries, or both, by such Person, and (b) any partnership, association, joint venture or other entity in which such Person and/or one or more Subsidiaries of such Person has more than a fifty percent (50%) equity interest.

“Taxes” shall have the meaning ascribed in Section 2.8 hereof.

“Term Loan 1” means the secured term loan in the principal amount of Three Million Nine Hundred Seventy-Nine Thousand Six Hundred Forty-Four and 46/100 Dollars ($3,979,644.46), governed by this Agreement, including any renewal or extension thereof.

“Term Loan 1 Maturity Date” means March 28, 2025.

“Term Loan 2” means the secured term loan in the principal amount of Three Million Five Hundred Seventy-One Thousand Three Hundred Fifteen and 61/100 Dollars ($3,571,315.61), governed by this Agreement, including any renewal or extension thereof.

“Term Loan 2 Maturity Date” means July 2, 2023.

“Term Loan 3” means the secured term loan in the principal amount of One Million Seventy-Six Thousand Two Hundred Twenty-Nine and 80/100 Dollars ($1,076,229.80), governed by this Agreement, including any renewal or extension thereof.

“Term Loan 3 Maturity Date” means March 28, 2025.

“Term Loan 4” means the secured term loan in the principal amount of One Million One Thousand Nine Hundred Thirty-Four and 49/100 Dollars ($1,001,934.49), governed by this Agreement, including any renewal or extension thereof.

“Term Loan 4 Maturity Date” means November 1, 2025.

“Term Loan 5” means the secured term loan in the principal amount of Eight Hundred Ten Thousand Eight Hundred Sixty-Nine and 23/100 Dollars ($810,869.23), governed by this Agreement, including any renewal or extension thereof.

“Term Loan 5 Maturity Date” means June 30, 2025.

“Term Loan 6” means the secured term loan in the principal amount of Two Million Eight Hundred Sixty-Four Thousand Six Hundred Eighty-One Dollars ($2,864,681), governed by this Agreement, including any renewal or extension thereof.

“Term Loan 6 Maturity Date” means December 31, 2025.

“Term Loan 7” means the secured term loan in the principal amount of One Million Two Hundred Sixty-Two Thousand Eight Hundred Ninety-Four and 43/100 Dollars ($1,262,894.43), governed by this Agreement, including any renewal or extension thereof.

“Term Loan 7 Maturity Date” means June 1, 2025.

“Term Loan 8” means the secured term loan in the principal amount of One Million Eight Hundred Fifty-Two Thousand Eight Hundred Twelve and 69/100 Dollars ($1,852,812.69), governed by this Agreement, including any renewal or extension thereof.

“Term Loan 8 Maturity Date” means December 1, 2024.

“Term Loan 9” means the secured term loan in the principal amount of Ten Million Dollars ($10,000,000), governed by this Agreement, including any renewal or extension thereof.

“Term Loan 9 Maturity Date” means April 30, 2026.

“Term Loan 10” means the secured term loan in the principal amount of Five Million Dollars ($5,000,000), governed by this Agreement, including any renewal or extension thereof.

“Term Loan 10 Maturity Date” means April 30, 2026.

“Term Loan 11” means the secured term loan in the principal amount of Three Million Six Hundred Twenty-Two Thousand Three Hundred Eight and 44/100 Dollars ($3,622,308.44), governed by this Agreement, including any renewal or extension thereof.

“Term Loan 11 Maturity Date” means June 23, 2022.

“Term Loans” means Term Loan 1, Term Loan 2, Term Loan 3, Term Loan 4, Term Loan 5, Term Loan 6, Term Loan 7, Term Loan 8, Term Loan 9, Term Loan 10, and Term Loan 11.

“Term Note 1” means the Amended and Restated Term Loan Note 1, in the form prescribed by Bank, duly executed by Borrower to Bank to evidence Term Loan 1, including any amendment, modification, renewal, extension or replacement thereof.

“Term Note 2” means the Amended and Restated Term Loan Note 2, in the form prescribed by Bank, duly executed by Borrower to Bank to evidence Term Loan 2, including any amendment, modification, renewal, extension or replacement thereof.

“Term Note 3” means the Amended and Restated Term Loan Note 3, in the form prescribed by Bank, duly executed by Borrower to Bank to evidence Term Loan 3, including any amendment, modification, renewal, extension or replacement thereof.

“Term Note 4” means the Amended and Restated Term Loan Note 4, in the form prescribed by Bank, duly executed by Borrower to Bank to evidence Term Loan 4, including any amendment, modification, renewal, extension or replacement thereof.

“Term Note 5” means the Amended and Restated Term Loan Note 5, in the form prescribed by Bank, duly executed by Borrower to Bank to evidence Term Loan 5, including any amendment, modification, renewal, extension or replacement thereof.

“Term Note 6” means the Amended and Restated Term Loan Note 6, in the form prescribed by Bank, duly executed by Borrower to Bank to evidence Term Loan 6, including any amendment, modification, renewal, extension or replacement thereof.

“Term Note 7” means the Amended and Restated Term Loan Note 7, in the form prescribed by Bank, duly executed by Borrower to Bank to evidence Term Loan 7, including any amendment, modification, renewal, extension or replacement thereof.

“Term Note 8” means the Amended and Restated Term Loan Note 8, in the form prescribed by Bank, duly executed by Borrower to Bank to evidence Term Loan 8, including any amendment, modification, renewal, extension or replacement thereof.

“Term Note 9” means the Term Loan Note 9, in the form prescribed by Bank, duly executed by Borrower to Bank to evidence Term Loan 9, including any amendment, modification, renewal, extension or replacement thereof.

“Term Note 10” means the Term Loan Note 11, in the form prescribed by Bank, duly executed by Borrower to Bank to evidence Term Loan 10, including any amendment, modification, renewal, extension or replacement thereof.

“Term Note 11” means the Amended and Restated Term Loan Note 12, in the form prescribed by Bank, duly executed by Borrower to Bank to evidence Term Loan 11, including any amendment, modification, renewal, extension or replacement thereof.

“Term Notes” means Term Note 1, Term Note 2, Term Note 3, Term Note 4, Term Note 5, Term Note 6, Term Note 7, Term Note 8, Term Note 9, Term Note 10, and Term Note 11.

“Termination Value” means, in respect of any one or more Financial Contracts, after taking into account the effect of any legally enforceable netting agreement relating to such Financial Contracts, (a) for any date on or after the date such Financial Contracts have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Financial Contracts, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Financial Contracts.

“Test Period” means each twelve (12) month period ending at the end of each fiscal quarter. The first Test Period shall be the Test Period ending on June 30, 2021.

“Title Company” means (i) with respect to the West Lafayette Property, and the Mount Vernon Property, First American Title Insurance Company, and ), and (ii) with respect to the Fort Collins Property, Land Title Guarantee Company, as applicable.

“Transaction Costs” means all transaction fees, charges, and other amounts related to the Transactions and any Permitted Acquisitions (including, without limitation, any financing fees, merger and acquisition fees, legal fees and expenses, due diligence fees or any other fees and expenses in connection therewith), in each case to the extent paid within six (6) months of the closing of the Facility or such Permitted Acquisition, as applicable, and approved by the Bank in its reasonable discretion.

“Transactions” means the Acquisitions, the Subordinated Debt incurred in connection with the Acquisitions and all other transactions contemplated by this Agreement or any other Loan Document.

“Unfunded Capital Expenditures” shall equal the sum of Capital Expenditures excluding funds borrowed under the Equipment Loan or for certain Capital Expenditures greater than (a) $2,220,000 for the purchase and capital improvements of the Maryland Heights, Missouri location, plus (b) $10,000,000 for other capital improvements as approved by Bank. For purposes of calculating Unfunded Capital Expenditures, Capital Expenditures will be derived from the Statement of Cash Flows of the Borrower and its Subsidiaries for such applicable Test Period.

“Unmatured Default” means any event that with notice, or lapse of time, or both, would constitute a Default.

“Unrestricted Cash” means the sum in total for Borrower and its Consolidated Subsidiaries (without duplication) cash or cash equivalents that would not appear as “restricted” on a consolidated balance sheet of Borrower as of the last day of such applicable Test Period.

“West Lafayette Mortgages” means, collectively, (i) that certain Mortgage, Security Agreement, Assignment of Rents and Leases and Fixture Filing executed by Borrower in favor of Bank encumbering the West Lafayette Property dated June 23, 2017, as modified and as the same may be from time to time further supplemented, modified or amended, (ii) that certain Mortgage, Security Agreement, Assignment of Rents and Leases and Fixture Filing executed by Borrower in favor of Bank encumbering the West Lafayette Property dated June 23, 2017, as modified and as the same may be from time to time further supplemented, modified or amended, and (iii) that certain Mortgage, Security Agreement, Assignment of Rents and Leases and Fixture Filing executed by Borrower in favor of Bank encumbering the West Lafayette Property dated July 2, 2018, as modified and as the same may be from time to time further supplemented, modified or amended.

“West Lafayette Property” means the real property located at 2701 Kent Avenue, West Lafayette, Indiana, more particularly described in Exhibit A to the West Lafayette Mortgage.

Section 1.2.Rules of Construction. The foregoing definitions shall be equally applicable to both the singular and plural forms of the defined terms. Use of the terms “herein” “hereof”, and “hereunder” shall be deemed references to this Agreement in its entirety and not to the Section clause in which such term appears.

Section 1.3.Accounting Terms. All accounting terms not specifically defined herein shall be construed in accordance with GAAP consistent with those applied in the preparation of the Financial Statements. In the event of any change after the date hereof in GAAP, and if such change would affect the computation of any of the financial covenants set forth in Section 5.3 hereof, then the parties hereto agree to endeavor, in good faith, to agree upon an amendment to this Agreement that would adjust such financial covenants in a manner that would preserve the original intent thereof, but would allow compliance therewith to be determined in accordance with the Financial Statements at that time, provided that, until so amended such financial covenants shall continue to be computed in accordance with GAAP prior to such change therein.

Article 2.CREDIT

Section 2.1.Commitments.

(a)Equipment Loan. Subject to the terms and conditions hereof, Bank agrees to make to Borrower, and Borrower may request, on any Business Day during the Equipment Loan Availability Period, term loans to Borrower in an aggregate principal amount of Bank’s Equipment Loan Commitment. Notwithstanding any other provision of this Agreement, any outstanding Equipment Loan Commitment shall automatically terminate upon the earlier of (x) any funding of the maximum amount of the Equipment Loan pursuant to this Section 2.1(a) and (y) at 5:00 p.m., Indianapolis time, on the last Business Day of the Equipment Term Loan Availability Period (whether or not any term loans are incurred on such Business Day). The Equipment Loan shall be evidence by the Equipment Note.

(b)Revolving Credit Facility. Subject to the terms and conditions of this Agreement, Bank shall make Advances under the Revolving Credit Facility available to Borrower in the amount equal to the lesser of (a) Five Million Dollars ($5,000,000) or (b) the Borrowings Base. Advances under the Revolving Credit Facility shall be evidenced by the Revolving Credit Note.

(c)Term Loan 1. Subject to the terms and conditions of this Agreement, Bank shall make the Term Loan 1 to Borrower in the principal amount of Three Million Nine Hundred Seventy-Nine Thousand Six Hundred Forty-Four and 46/100 Dollars ($3,979,644.46). The Term Loan 1 shall be evidenced by the Term Note 1.

(d)Term Loan 2. Subject to the terms and conditions of this Agreement, Bank shall make the Term Loan 2 to Borrower in the principal amount of Three Million Five Hundred Seventy-One Thousand Three Hundred Fifteen and 61/100 Dollars ($3,571,315.61). The Term Loan 2 shall be evidenced by the Term Note 2.

(e)Term Loan 3. Subject to the terms and conditions of this Agreement, Bank shall make the Term Loan 3 to Borrower in the principal amount of One Million

Seventy-Six Thousand Two Hundred Twenty-Nine and 80/100 Dollars ($1,076,229.80). The Term Loan 3 shall be evidenced by the Term Note 3.

(f)Term Loan 4. Subject to the terms and conditions of this Agreement, Bank shall make the Term Loan 4 to Borrower in the principal amount of One Million One Thousand Nine Hundred Thirty-Four and 49/100 Dollars ($1,001,934.49). The Term Loan 4 shall be evidenced by the Term Note 4.

(g)Term Loan 5. Subject to the terms and conditions of this Agreement, Bank shall make the Term Loan 5 to Borrower in the principal amount of Eight Hundred Ten Thousand Eight Hundred Sixty-Nine and 23/100 Dollars ($810,869.23). The Term Loan 5 shall be evidenced by the Term Note 5.

(h)Term Loan 6. Subject to the terms and conditions of this Agreement, Bank shall make the Term Loan 6 to Borrower in the principal amount of Two Million Eight Hundred Sixty-Four Thousand Six Hundred Eighty-One Dollars ($2,864,681). The Term Loan 6 shall be evidenced by the Term Note 6.

(i)Term Loan 7. Subject to the terms and conditions of this Agreement, Bank shall make the Term Loan 7 to Borrower in the principal amount of One Million Two Hundred Sixty-Two Thousand Eight Hundred Ninety-Four and 43/100 Dollars ($1,262,894.43). The Term Loan 7 shall be evidenced by the Term Note 7.

(j)Term Loan 8. Subject to the terms and conditions of this Agreement, Bank shall make the Term Loan 8 to Borrower in the principal amount of One Million Eight Hundred Fifty-Two Thousand Eight Hundred Twelve and 69/100 Dollars ($1,852,812.69). The Term Loan 8 shall be evidenced by the Term Note 8.

(k)Term Loan 9. Subject to the terms and conditions of this Agreement, Bank shall make the Term Loan 9 to Borrower in the principal amount of Ten Million Dollars ($10,000,000). The Term Loan 9 shall be evidenced by the Term Note 9.

(l)Term Loan 10. Subject to the terms and conditions of this Agreement, Bank shall make the Term Loan 10 to Borrower in the principal amount of Five Million Dollars ($5,000,000). The Term Loan 10 shall be evidenced by the Term Note 10.

(m)Term Loan 11. Subject to the terms and conditions of this Agreement, Bank shall make the Term Loan 11 to Borrower in the principal amount of Three Million Six Hundred Twenty-Two Thousand Three Hundred Eight and 44/100 Dollars ($3,622,308.44). The Term Loan 11 shall be evidenced by the Term Note 11.

Section 2.2.Interest.

(a)Equipment Loan. Prior to maturity, the outstanding principal balance of the Equipment Loan shall bear interest at a fixed per annum rate equal to four percent (4.00%).

(b)Revolving Credit Facility. Prior to maturity, the outstanding principal balance of Advances under the Revolving Credit Facility shall bear interest at a per annum rate equal to the Prime Index plus zero percent (0.00%), provided that the interest rate accruing after the Closing Date shall not be less than four percent (4.00%) per annum.

(c)Term Loan 1. Prior to maturity, the outstanding principal balance of the Term Loan 1 shall bear interest at a fixed per annum rate equal to five and two-tenths percent (5.20%).

(d)Term Loan 2. Prior to maturity, the outstanding principal balance of the Term Loan 2 shall bear interest at a fixed per annum rate equal to five and six-hundredths percent (5.06%).

(e)Term Loan 3. Prior to maturity, the outstanding principal balance of the Term Loan 3 shall bear interest at a fixed per annum rate equal to five and two-tenths percent (5.20%).

(f)Term Loan 4. Prior to maturity, the outstanding principal balance of the Term Loan 4 shall bear interest at a fixed per annum rate equal to four and sixty-three hundredths percent (4.63%).

(g)Term Loan 5. Prior to maturity, the outstanding principal balance of the Term Loan 5 shall bear interest at a fixed per annum rate equal to four percent (4.00%).

(h)Term Loan 6. Prior to maturity, the outstanding principal balance of the Term Loan 6 shall bear interest at a fixed per annum rate equal to four and one-quarter percent (4.25%).

(i)Term Loan 7. Prior to maturity, the outstanding principal balance of the Term Loan 7 shall bear interest at a fixed per annum rate equal to four percent (4.00%).

(j)Term Loan 8. Prior to maturity, the outstanding principal balance of the Term Loan 8 shall bear interest at a fixed per annum rate equal to four percent (4.00%).

(k)Term Loan 9. Prior to maturity, the outstanding principal balance of the Term Loan 9 shall bear interest at a fixed per annum rate equal to three and eighty-five hundredths percent (3.85%).

(l)Term Loan 10. Prior to maturity, the outstanding principal balance of the Term Loan 10 shall bear interest at a fixed per annum rate equal to three and eighty-five hundredths percent (3.85%).

(m)Term Loan 11. Prior to maturity, the outstanding principal balance of the Term Loan 11 shall bear interest at a fixed per annum rate equal to three and ninety-nine hundredths percent (3.99%).

(n)General. Interest shall be due and payable for the exact number of days principal is outstanding and shall be calculated on the basis of a three hundred sixty (360) day year to the extent permitted by law. After the maturity of any Facility, whether by acceleration or otherwise, and while and so long as there shall exist any Default, at the option of Bank and to the extent permitted by law, (i) the Facilities shall bear interest at the Default Rate, and (ii) any unpaid accrued interest may be added to principal and such amount shall bear interest therefrom until paid at the rates provided in this Agreement (including any increased rate).

Section 2.3.Payments of Principal and Interest.

(a)Equipment Loan. Upon a draw, interest on the outstanding balance under the Equipment Loan from time to time throughout the term of the Equipment Loan shall be due and payable on the first (1st) day of each calendar month, commencing on the first (1st) day of the month following the draw and continuing on the first (1st) day of each calendar month thereafter. At the end of the Equipment Loan Availability Period, Borrower shall pay, in addition to any required interest payments, monthly installments of principal based on a five (5) year amortization schedule. A final installment representing the entire unpaid principal of the Equipment Loan, and all accrued and unpaid interest thereon and all fees and charges in connection therewith, shall be due and payable on the Equipment Loan Maturity Date.

(b)Revolving Credit Facility. Commencing on June 1, 2021 and continuing on the first (1st) day of each month thereafter up to an including the Revolving Credit Maturity Date, Borrower shall pay to Bank interest-only payments. The entire principal balance of Advances under the Revolving Credit Facility, together with all accrued and unpaid interest thereon, and all fees and charges payable in connection therewith, shall be due and payable on the Revolving Credit Maturity Date.

(c)Term Loan 1. Commencing on May 1, 2021, and continuing on the first (1st) day of each calendar month thereafter, Borrower shall pay monthly installments of principal and interest in the amount of Thirty-Five Thousand Seven Hundred Ninety-Six and 58/100 Dollars ($35,796.58). A final installment representing the entire unpaid principal balance of the Term Loan 1, and all accrued and unpaid interest thereon and all fees and charges in connection therewith, shall be due and payable on the Term Loan 1 Maturity Date.

(d)Term Loan 2. Commencing on May 2, 2021, and continuing on the second (2nd) day of each calendar month thereafter, Borrower shall pay monthly installments of principal and interest in the amount of Seventy-Eight Thousand Ninety-One and 42/00 Dollars ($78,091.42). A final installment representing the entire unpaid principal balance of the Term Loan 2, and all accrued and unpaid interest thereon and all fees and charges in connection therewith, shall be due and payable on the Term Loan 2 Maturity Date.

(e)Term Loan 3. Commencing on May 1, 2021, and continuing on the first (1st) day of each calendar month thereafter, Borrower shall pay monthly installments of principal and interest in the amount of Thirty-One Thousand Eight Hundred Nineteen and 06/100 Dollars ($31,819.06). A final installment representing the entire unpaid principal balance of the Term Loan 3, and all accrued and unpaid interest thereon and all fees and charges in connection therewith, shall be due and payable on the Term Loan 3 Maturity Date.

(f)Term Loan 4. Commencing on May 1, 2021, and continuing on the first (1st) day of each calendar month thereafter, Borrower shall pay monthly installments of principal and interest in the amount of Twenty Thousand Two Hundred Eighty-Eight and 97/100 Dollars ($20,288.97). A final installment representing the entire unpaid principal balance of the Term Loan 4, and all accrued and unpaid interest thereon and all fees and charges in connection therewith, shall be due and payable on the Term Loan 4 Maturity Date.

(g)Term Loan 5. Commencing on May 1, 2021, and continuing on the first (1st) day of each calendar month thereafter, Borrower shall pay monthly installments of principal and interest in the amount of Seventeen Thousand Four Hundred Ninety-One and 84/100 Dollars ($17,491.84). A final installment representing the entire unpaid principal balance of the Term Loan 5, and all accrued and unpaid interest thereon and all fees and charges in connection therewith, shall be due and payable on the Term Loan 5 Maturity Date.

(h)Term Loan 6. Commencing on May 1, 2021, and continuing on the first (1st) day of each calendar month thereafter, Borrower shall pay monthly installments of principal and interest in the amount of Fifty-Five Thousand Six Hundred Sixty-Six and 06/100 Dollars ($55,666.06). A final installment representing the entire unpaid principal balance of the Term Loan 6, and all accrued and unpaid interest thereon and all fees and charges in connection therewith, shall be due and payable on the Term Loan 6 Maturity Date.

(i)Term Loan 7. Commencing on May 1, 2021, and continuing on the first (1st) day of each calendar month thereafter, Borrower shall pay monthly installments of principal and interest in the amount of Twenty-Seven Thousand Six Hundred Sixty-Five and 19/100 Dollars ($27,665.19). A final installment representing the entire unpaid principal balance of the Term Loan 7, and all accrued and unpaid interest thereon and all fees and charges in connection therewith, shall be due and payable on the Term Loan 7 Maturity Date.

(j)Term Loan 8. Commencing on May 1, 2021, and continuing on the first (1st) day of each calendar month thereafter, Borrower shall pay monthly installments of principal and interest in the amount of Eleven Thousand Eight Hundred Ten and 06/100 Dollars ($11,810.06). A final installment representing the entire unpaid principal balance of the Term Loan 8, and all accrued and unpaid interest thereon and all fees and charges in connection therewith, shall be due and payable on the Term Loan 8 Maturity Date.

(k)Term Loan 9. Commencing on June 1, 2021, and continuing on the first (1st) day of each calendar month thereafter, Borrower shall pay to Bank monthly installments of principal and interest in the amount of One Hundred Eighty-Three Thousand Seven Hundred Fifty-Five and 41/100 Dollars ($183,755.41) per month. A final installment representing the entire unpaid principal balance of the Term Loan 9, and all accrued and unpaid interest thereon and all fees and charges in connection therewith, shall be due and payable on the Term Loan 9 Maturity Date.

(l)Term Loan 10. Commencing on June 1, 2021, and continuing on the first (1st) day of each calendar month thereafter, Borrower shall pay to Bank monthly installments of principal and interest in the amount of Ninety-One Thousand Eight Hundred Seventy-Seven and 71/100 Dollars ($91,877.71) per month. A final installment representing the entire unpaid principal balance of the Term Loan 10, and all accrued and unpaid interest thereon and all fees and charges in connection therewith, shall be due and payable on the Term Loan 10 Maturity Date.

(m)Term Loan 11. Commencing on May 23, 2021, and continuing on the twenty-third (23rd) day of each calendar month thereafter, Borrower shall pay to Bank monthly installments of principal and interest in the amount of Thirty-Three Thousand Two Hundred Sixty-Nine and 91/100 Dollars ($33,269.91) per month. A final installment representing the entire unpaid principal balance of the Term Loan 11, and all accrued and unpaid interest thereon and all fees and charges in connection therewith, shall be due and payable on the Term Loan 11 Maturity Date.

(n)Method of Payment. All payments of principal and interest hereunder shall be made in immediately available funds to Bank at Bank's address set forth on the signature page hereof or at any other place specified in writing by Bank to Borrower, by Noon (Indianapolis time) on the date when due. Bank is hereby authorized to charge the account of Borrower when due for each payment of principal, interest and/or fees due under this Agreement.

(o)Banking Day. If any installment of principal or interest provided herein becomes due and payable on a date other than a Banking Day, the maturity of the installment of principal or interest shall be extended to the next succeeding Banking Day, and interest shall be payable during such extension of maturity.

(p)Late Payment Fees. If Borrower fails to pay any amount due hereunder, or any fee in connection herewith, in full within ten (10) days after its due date, Borrower, in each case, shall incur and shall pay a late charge equal to the greater of Twenty-Five Dollars ($25.00) or five percent (5.00%) of the unpaid amount, with a minimum late charge in each instance of Twenty-Five Dollars ($25.00). After acceleration of the Obligations by the Bank, the payment of a late charge will not cure or constitute a waiver of any Default.

(q)Application of Payments. All amounts which shall be paid with respect to the Notes shall be applied first to the payment of interest due on the balance of the principal sum or so much thereof as shall from time to time remain unpaid, second to any costs of collection and expenses reimbursable by the Borrower to the Bank, third to escrow amounts due, fourth to the principal amount of the Notes which may then be currently due and payable, and last to any late charges then due and payable under the Notes.

Section 2.4.Prepayment.

(a)Prepayment of Notes. Borrower may prepay the outstanding principal balance of each Note only in accordance with the terms and conditions set forth in such Note, as applicable.

(b)Mandatory Prepayments. In addition to the principal payments required pursuant to this Agreement, and without limiting the other provisions of the Loan Documents, Borrower shall make the following additional principal payments to be applied as mandatory prepayments:

(c)Excess Cash Flow. Commencing with the fiscal year ending September 30, 2021 and for each fiscal year thereafter until the Term Loan 9 and/or Term Loan 10, in each case, are paid in full, Borrower shall prepay the Facilities on the following January 31, in an amount equal to the applicable Excess Cash Flow Percentage of Excess Cash Flow for such fiscal year (provided that for the fiscal year ending September 30, 2021 Excess Cash Flow shall be calculated only for the period from the date hereof through September 30, 2021), minus the amount of voluntary prepayments of the Term Loan 9 pursuant to Section 2.4(l) and/or the Term Loan 10 pursuant to Section 2.4(m), in each case, and voluntary prepayments of Advances under the Revolving Credit Facility pursuant to Section 2.4, in each case, made during such fiscal year. Each Excess Cash Flow prepayment shall be accompanied by a certificate signed by a Responsible Officer certifying the manner in which Excess Cash Flow and the resulting prepayment were calculated, which certificate shall be in form reasonably satisfactory to Bank.

(d)Application. All such amounts pursuant to Section 2.4 shall be applied, on a pro rata basis, to prepay the Term Loan 9 (to be applied to installments in inverse order of maturity) and the Term Loan 10 (to be applied to installments in inverse order of maturity).

(e)General. All partial principal prepayments shall be first applied on a pro rata basis to any outstanding principal balance of the Term Loan 9 and the Term Loan 10, and then, at Bank's discretion, to the outstanding principal balance of the other Facilities.

Section 2.5.Use of Proceeds.

(a)Equipment Loan. Advances under the Equipment Loan shall be used to fund equipment needs of the Borrower as approved by Bank.

(b)Revolving Credit Facility. Advances under the Revolving Credit Facility shall be used for general working capital purposes of Borrower.

(c)Term Loan 1. The proceeds of the Term Loan 1 funded construction of an 11,300 square foot building expansion on the Mount Vernon Property.

(d)Term Loan 2. The proceeds of the Term Loan 2 supported the acquisition of Seventh Wave Indiana and for general working capital purposes.

(e)Term Loan 3. The proceeds of the Term Loan 3 funded the equipment needs for the construction of an 11,300 square foot building expansion on the Mount Vernon Property.

(f)Term Loan 4. The proceeds of the Term Loan 4 funded the acquisition of BASi Gaithersburg and for general business purposes.

(g)Term Loan 5. The proceeds of the Term Loan 5 funded equipment needs of Borrower and its Consolidated Subsidiaries.

(h)Term Loan 6. The proceeds of the Term Loan 6 funded equipment needs of Borrower and its Consolidated Subsidiaries.

(i)Term Loan 7. The proceeds of the Term Loan 7 funded the acquisition of the assets of PreClinical Research Services, Inc. and for general business purposes.

(j)Term Loan 8. The proceeds of the Term Loan 8 funded the acquisition of the Fort Collins Property and all improvements thereon, and for general business purposes.

(k)Term Loan 9. The proceeds of the Term Loan 9 shall be used to finance the BBP Acquisition.

(l)Term Loan 10. The proceeds of the Term Loan 10 shall be used to finance the HTL Acquisition.

(m)Term Loan 11. The proceeds of the Term Loan 11 refinanced Borrower’s debt with The Huntington Bank for general business purposes.

Section 2.6.Fees.

(a)Facility Fees. On the date hereof, Borrower shall pay to Bank (i) a non-refundable facility fee equal to Thirty Thousand Dollars ($30,000) for the Equipment Loan, (ii) a non-refundable facility fee equal to Fifty Thousand Dollars ($50,000) for the Revolving Credit Facility, (iii) a non-refundable facility fee equal to One Hundred Fifty Thousand Dollars ($150,000) for the Term Loan 9, and, (iv) a non-refundable facility fee equal to Seventy-Five Thousand Dollars ($75,000) for the Term Loan 10.

(b)General. The compensation provided in this Section 2.6 shall be in consideration of the services of Bank in connection with the Facilities and shall be in addition to any other fee, charge, payment or expense required to be borne by Borrower under the Loan Documents.

Section 2.7.Method of Advance.

(a)Equipment Loan and/or Revolving Credit Facility. As Borrower desires to obtain Advances under the Equipment Loan and/or the Revolving Credit Facility, in each case, hereunder, Borrower shall give Bank notice of Borrower's intention to borrow by not later than 11:00 a.m. (Indianapolis time), on the proposed Banking Day of borrowing. Each request for an Advance shall promptly be confirmed in writing if Bank so requires and shall in and of itself constitute a representation and warranty that the conditions precedent to such Advance as set forth in Section 6.2 hereof have been satisfied and that no Default or Unmatured Default has occurred and is continuing or would result from the making of the requested Advance. Borrower hereby authorizes the disbursement of each Advance under the Equipment Loan and/or the Revolving Credit Facility by deposit to the applicable account of Borrower with Bank.

(b)General. All Advances by Bank under the Facilities and, payments by Borrower on the Facilities, shall be recorded by Bank on its books and records, and the principal amount outstanding from time to time, plus interest payable thereon, shall be determined from the books and records of Bank. The books and records of Bank shall be presumed prima facie correct as to such matters.

Section 2.8.Taxes.

(a)General. All payments by Borrower under this Agreement or the Notes shall be made free and clear of, and without deduction or withholding for, any present or future income, stamp or other taxes, levies, duties, imposts, charges or fees or any related penalties, interest or other liabilities imposed by a Governmental Authority having jurisdiction (“Taxes”). If any Taxes are required to be deducted or withheld from any amount payable to Bank under this Agreement or the Notes, Borrower shall pay additional amounts so that the amount received by Bank after the deduction of such Taxes (including Taxes on such additional amounts) equals the amount that Bank would have received if no Taxes had been deducted. Borrower shall pay to the appropriate taxing authority all Taxes required to be deducted or withheld. Within thirty (30) days after paying any such Taxes, Borrower shall deliver to Bank the original or a certified copy of the receipt for such payment. Notwithstanding the foregoing, Borrower shall not be required to pay any amounts to Bank on account of any Taxes, including, but not limited to, income, franchise, excise and branch profits taxes, imposed solely by reason of a present or past connection between Bank and the jurisdiction imposing such Taxes (except a connection arising solely from the execution, delivery, performance, enforcement of or the receipt of payments under this Agreement or the Notes).

(b)Tax Indemnity. Borrower shall indemnify Bank against any Taxes imposed on (and any related expenses reasonably incurred by) Bank on account of the execution, delivery, performance or enforcement of or the receipt of payments under this Agreement or the Notes other than Taxes specified in the last sentence of Section 2.8(a) hereof. Borrower also shall pay and indemnify Bank against any stamp or other documentary, or similar levies, imposts, or charges (or any related liability) arising from the execution, delivery, registration, performance or enforcement of this Agreement or the Notes.

Section 2.9.Yield Protection. If, after the date of this Agreement, the adoption of any law or any governmental or quasi-governmental rule, regulation, policy, guideline or directive (whether or not having the force of law), or any change in the interpretation or administration thereof by any governmental or quasi-governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by Bank with any request or directive (whether or not having the force of law) (each a “Change in Law”) of any such authority, central bank or comparable agency:

(a)subjects Bank to any Taxes, or changes the basis of taxation of payments (other than with respect to Taxes specified in the last sentence of Section 2.8(a) hereof) to Bank in respect of its Prime Advances, or

(b)imposes or increases or deems applicable any reserve, assessment, insurance charge, special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by, Bank (other than reserves and assessments taken into account in determining the interest rate applicable to Prime Advances), or

(c)imposes any other condition the result of which is to increase the cost to Bank of making, funding or maintaining its Prime Advances or reduces any amount receivable by Bank in connection with its Prime Advances, or requires Bank to make any payment calculated by reference to the amount of Prime Advances held or interest received by it, by an amount deemed material by Bank, and the result of any of the foregoing is to increase the cost to Bank of making or maintaining its Prime Advances or commitment or to reduce the return received by Bank in connection with such Prime Advances or commitment, then, within fifteen (15) days of demand by Bank, Borrower shall pay Bank such additional amount or amounts as will compensate Bank for such increased cost or reduction in amount received.

Notwithstanding the foregoing, for purposes of this Agreement all requests, rules, guidelines or directives in connection with the Dodd-Frank Act shall be deemed to be a Change in Law, regardless of the date enacted, adopted or issues, shall be deemed a Change in Law regardless of the date enacted, adopted or issued.

Section 2.10.Changes in Capital Adequacy Regulations. If Bank reasonably determines that the amount of capital required or expected to be maintained by Bank or any corporation controlling Bank is increased as a result of a Change, then, within thirty (30) days of demand by Bank, Borrower shall pay Bank the amount necessary to compensate for any shortfall in the rate of return on the portion of such increased capital that Bank reasonably determines is attributable to this Agreement, the Facilities or its commitment to make Advances hereunder (after taking into account Bank's policies as to capital adequacy). “Change” means (a) any change after the date of this Agreement in the Risk-Based Capital Guidelines, or (b) any adoption of or change in any other law, governmental or quasi-governmental rule, regulation, policy, guideline, interpretation, or directive (whether or not having the force of law) after the date of this Agreement that affects the amount of capital required or expected to be maintained by Bank or any corporation controlling Bank. “Risk-Based Capital Guidelines” means the risk-based capital guidelines in effect in the United States on the date of this Agreement, including transition rules, and any amendments to such regulations adopted prior to the date of this Agreement.

Notwithstanding the foregoing, for purposes of this Agreement all requests, rules, guidelines or directives in connection with the Dodd-Frank Act shall be deemed to be a Change, regardless of the date enacted, adopted or issued.

Section 2.11.Setting and Notice of Prime Index. The applicable Prime Index shall be determined by Bank. Each determination of the applicable Prime Index by Bank shall be conclusive and binding upon the parties hereto, absent manifest error. Bank shall, upon written request of Borrower, deliver to Borrower a statement showing the computations utilized by Bank in determining any applicable Prime Index hereunder. Notwithstanding anything to the contrary in this Agreement or any other Loan Document, if Bank reasonably determines (which determination shall be conclusive absent manifest error), or Borrower notifies Bank that Borrower has determined, that adequate and reasonable means do not exist for ascertaining the Prime Index, including, without limitation, because the Prime Index is not published on a current basis, and such circumstances are unlikely to be temporary.

Section 2.12.Bank Statements; Survival of Indemnity. To the extent reasonably possible, Bank shall designate an alternate lending installation with respect to its Prime Advances to reduce any liability of Borrower to Bank under Section 2.8, Section 2.9 and Section 2.10, so long as such designation is not, in the judgment of Bank, disadvantageous to Bank in any material respect. Bank shall deliver a written statement to Borrower as to the amount due, if any, under Section 2.8, Section 2.9, or Section 2.10. Such written statement shall set forth in reasonable detail the calculations upon which Bank determined such amount and shall be presumed correct in the absence of demonstrable error. Determination of amounts payable under such Sections in connection with a Prime Advance shall be calculated as though Bank funded its Prime Advance through the purchase of a deposit of the type and maturity corresponding to the deposit used as a reference in determining the Prime Index applicable to such Prime Advance, whether in fact that is the case or not as Bank may fund each of its Prime Advances in any manner it sees fit, and the foregoing assumption shall be utilized only for the calculation of amounts payable under this Section. Unless otherwise provided herein, the amount specified in the written statement of Bank shall be payable on demand after receipt by Borrower of such written statement. The obligations of Borrower under Section 2.8, Section 2.9, and Section 2.10 shall survive payment of the Obligations and termination of this Agreement.

Article 3.SECURITY AND GUARANTY

Section 3.1.Security. In consideration of the Bank’s entry into this Agreement and the other Loan Documents, and as security for the prompt payment when due of all sums of principal, purchase price, and interest advanced by the Bank pursuant to the Notes as well as for payment of any other sums owing pursuant to this Agreement, or any of the other Loan Documents, together with any and all extensions, renewals, modifications and amendments thereof and as security for the performance and observance of all of the covenants, agreements and conditions contained in the this Agreement and all of the other Loan Documents, Borrower shall, at its sole expense, deliver or cause to be delivered to the Bank and record or cause to be recorded, if appropriate, the following documents, each of which shall be in such form and content, and executed by such persons and/or entities, as the Bank shall in its sole discretion require:

(a)the ALTA Policy;

(b)the Mortgages;

(c)the Security Agreement constituting a first priority security interest in all Accounts, Inventory, Equipment, General Intangibles, Chattel Paper, Fixtures, Goods, Intellectual Property, Deposit Accounts, Instruments, Investment Property, Documents and all other personal property of Borrower and each Guarantor now owned or hereafter acquired, and all Proceeds thereof;

(d)the Assignment of the Life Insurance Policy;

(e)the Guaranty; and,

(f)such other security interests as may be described in the Loan Documents.

Section 3.2.Addition of Guarantors; Addition of Pledged Capital Stock and other Collateral. Borrower shall cause each Domestic Subsidiary that is a Subsidiary as of the date of this Agreement or at any time thereafter, to deliver to Bank an executed Guaranty and appropriate corporate resolutions, opinions and other documentation in form and substance reasonably satisfactory to Bank, such Guaranty and other documentation to be delivered to Bank as promptly as is reasonably possible but in any event within thirty (30) days following the date of determination that a Subsidiary is required to be added as a Guarantor. Simultaneously with any Subsidiary becoming a Guarantor, Borrower shall (or, if the capital stock of such Subsidiary is owned by another Domestic Subsidiary, shall cause such other Subsidiary to) deliver to Bank an executed supplement to the existing Security Agreement or a new pledge agreement, together with appropriate corporate resolutions, opinions, stock certificates, UCC filings or amendments and other documentation, in each case in form and substance reasonably satisfactory to Bank and Bank shall be reasonably satisfied that it has a first priority perfected pledge of all of the capital stock of such Guarantor owned by Borrower and its Subsidiaries. Simultaneously with any Subsidiary becoming a Guarantor, or upon Borrower or a Subsidiary acquiring any real estate that Bank requires to be mortgaged to secure the Obligations, Borrower shall, or shall cause such Subsidiary to, (i) execute and deliver a Security Agreement and a mortgage, if applicable (and deliver the other documents required thereby); and (ii) deliver such other documentation as Bank may reasonably require in connection with the foregoing, including, without limitation, appropriate UCC financing statements, environmental reports, title insurance, surveys, UCC searches, certified resolutions and other organizational and authorizing documents of such Subsidiary, favorable opinions of counsel to such Subsidiary (which shall cover, among other things, the legality, validity, binding effect and enforceability of the documentation referred to above and the perfection of Bank’s liens thereunder) and other items of the types required to be delivered by Borrower pursuant to Section 6.1 as of the closing date, all in form, content and scope reasonably satisfactory to Bank.

Section 3.3.Additional Collateral/Setoff. Borrower hereby grants to Bank (and any participant of the Facilities), as additional security for the Obligations, a continuing lien upon all monies, securities and other property of Borrower now or hereafter held or received by, or in transit to, Bank from or for Borrower. If a Default has occurred and is continuing, Bank (and any such participant of the Facilities) is authorized and shall have the right, at any time and from time to time, without prior notice to Borrower, to set off, appropriate and apply its own debt or liability to Borrower, or to any other Person liable for the Obligations, in whole or partial payment of any Obligation in such order or manner as Bank may reasonably determine, without any requirements of mutual maturity. Bank shall endeavor, without obligation, to provide such subsequent notice of a set off as is reasonably practicable under the circumstances, provided, that the failure to give such notice shall not affect the validity of such set off and application.

Article 4.REPRESENTATIONS AND WARRANTIES

Borrower represents, covenants and warrants to Bank as follows:

Section 4.1.Due Organization. Borrower and each Subsidiary is a corporation or limited liability company duly organized, validly existing and, if applicable, in good standing under and by virtue of the laws of its state of organization.

Section 4.2.Due Qualification. Borrower and each Subsidiary are qualified, in good standing and authorized to do business as a foreign corporation or limited liability company in such other states wherein the failure to so qualify would have a Material Adverse Effect.

Section 4.3.Corporate or Limited Liability Company Power. Borrower and each Subsidiary possess the requisite power to enter into the Loan Documents and the Acquisition Documents, as applicable, to borrow under the Loan Documents, to execute and deliver the Loan Documents and the Acquisition Documents and to perform its obligations thereunder.

Section 4.4.Corporate or Limited Liability Company Authority. Borrower and each Subsidiary have taken the necessary corporate or limited liability company action to authorize the execution and delivery of the Loan Documents and the Acquisition Documents, and the borrowings under the Loan Documents and the granting of the security interests therein, and none of the provisions of the Loan Documents or the Acquisition Documents violate, breach, contravene, conflict with, or cause a default under any provision of the articles of incorporation or articles of organization, as applicable, or bylaws or operating agreement, as applicable, of Borrower or such Subsidiary or any provision of any material existing note, bond, mortgage, debenture, indenture, trust, license, lease, instrument, decree, order, judgment, or agreement to which Borrower or such Subsidiary is a party or by which it or its assets may be bound or affected.

Section 4.5.Financial Statements. The Borrower’s annual Financial Statements are audited financial statements.

Section 4.6.No Material Adverse Change; No Material Adverse Effect. The information submitted by Borrower to Bank, taken as a whole, discloses all known or anticipated material liabilities, direct or contingent, of Borrower as of the dates thereof, and since such dates, there has been no Material Adverse Change. Since December 31, 2020 with respect to the date hereof, or thereafter the date of the most recent audited financial statements delivered to Bank pursuant to Section 5.2(a), there has been no event or change in the assets, liabilities, financial condition or operation of Borrower and its Subsidiaries that, individually or in the aggregate, could reasonably be expected to have, or has had, a Material Adverse Effect.

Section 4.7.Subsidiaries. As of the date of this Agreement, Schedule 4.7 (a) contains a description of the organizational structure of Borrower its Subsidiaries and any other Person in which Borrower or any of its Subsidiaries holds an equity interest (both narratively and in chart form) as of the date of this Agreement; and (b) as of the date of this Agreement, accurately sets forth (i) the correct legal name, the jurisdiction of incorporation or organization, as applicable and the jurisdictions in which Borrower and each of the direct or indirect Subsidiaries of Borrower is qualified to transact business as a foreign corporation or limited liability company, as applicable, (ii) the authorized, issued and outstanding equity securities of Borrower and each of its Subsidiaries and the owners of such securities (both as of the date hereof and on a fully-diluted basis), and (iii) a summary of the direct and indirect partnership, joint venture, or other equity interests, if any, of Borrower and each Subsidiary of Borrower in any Person that is not a corporation. Except as described on Schedule 4.7, none of the issued and outstanding equity securities of the Borrower or any of its Subsidiaries is subject to any vesting, redemption, or repurchase agreement, and there are no warrants or options outstanding with respect to such equity securities, as of the date of this Agreement. The outstanding equity securities of the Borrower and each of its Subsidiaries are duly authorized, validly issued, fully paid and nonassessable.

Section 4.8.Binding Obligations. Each of the Loan Documents, when issued for value, will constitute a legal, valid and binding obligation of Borrower, enforceable against Borrower in accordance with its terms, except as the same may be limited by reorganization, bankruptcy, insolvency, moratorium or other laws affecting generally the enforcement of creditors' rights, and by principles of equity.

Section 4.9.Marketable Title. Borrower and each Subsidiary has good and marketable title to all of its Real Estate and good title to all of its other Properties shown on the Financial Statements, except such Properties as have been disposed of since the date of the Financial Statements in the ordinary course of business. Except for Permitted Encumbrances, (a) the assets of Borrower and its Subsidiaries are not subject to any Lien, and the security interests in favor of Bank under the Loan Documents will constitute first, senior and prior perfected security interests in the collateral therein described, and (b) no effective financing statement or similar instrument that names Borrower or its Subsidiaries as debtor or relates to any of its Property, has been filed in any state or other jurisdiction and remains unreleased, and Borrower and its Subsidiaries have not signed any financing statement or similar instrument or security agreement (other than the Loan Documents) authorizing the secured party thereunder to file any such financing statement or similar instrument.

Section 4.10.Indebtedness. Except as shown on the Financial Statements, except as set forth on Schedule 4.10 hereto, and except as permitted by Section 5.1(f), neither Borrower nor any Subsidiary has any outstanding Indebtedness.

Section 4.11.Default. Neither Borrower nor any Subsidiary has committed or suffered to exist any default or any circumstance that with notice, lapse of time, or both, would constitute a material default under the terms and conditions of any material trust, debenture, indenture, note, bond, instrument, mortgage, lease, agreement, order, decree, or judgment to which Borrower and its Subsidiaries is a party or by which it or its assets may be bound or affected.

Section 4.12.Tax Returns. All tax returns or reports of Borrower and its Subsidiaries required by law have been filed prior to delinquency (taking into account any permitted extensions), and all taxes, assessments, contributions, fees and other governmental charges (other than those presently payable without penalty or interest and those currently being contested in good faith and against which adequate reserves have been established) upon Borrower, its Subsidiaries or their assets, properties or income have been paid prior to delinquency.

Section 4.13.Litigation. Except as set forth on any Schedule 4.13 hereto, no litigation or proceeding of any Governmental Authority or other Person is presently pending or threatened, nor has any claim been asserted, against Borrower or its Subsidiaries that, in either case, if adversely determined, could reasonably be expected to have a Material Adverse Effect.

Section 4.14.ERISA. Except as could not reasonably be expected to have a Material Adverse Effect, Borrower and each ERISA Affiliate is in compliance in all material respects with all applicable provisions of ERISA, and neither Borrower nor any ERISA Affiliate has incurred any liability to the PBGC with regard to a Plan. Neither a “reportable event” nor a “prohibited transaction” has occurred under a Plan, nor has there occurred any complete or partial withdrawal from, nor has there occurred any other event that would constitute grounds for termination of or the appointment of a trustee to administer any Plan or any “multi-employer plan”, as such term is defined in Section 3(40) of ERISA, maintained for employees of Borrower or any ERISA Affiliate, all within the meanings ascribed by ERISA, except, in each case, to the extent that the same could not reasonably be expected to have a Material Adverse Effect.

Section 4.15.Full Disclosure. The information, exhibits, schedules, memoranda and reports (excluding estimated future operating results) furnished by Borrower to Bank in connection with the negotiation of the Facilities, taken as a whole, do not contain any material misstatement of fact, or omit to state any fact necessary to make the statements contained therein not materially misleading in light of the circumstances when made. All estimated future operating results, if furnished, were prepared on the basis of assumptions, data, information, tests or other conditions believed to be valid or accurate or to exist at the time such estimates were prepared and furnished. To Borrower’s knowledge, on the date hereof there exists no fact or circumstance relative to Borrower, whether or not disclosed, that management of Borrower anticipates could reasonably be expected to have a Material Adverse Effect. As of date hereof, to the knowledge of Borrower, the information included in any Beneficial Ownership Certification provided on or prior to the date hereof to Bank in connection with this Agreement is true and correct in all respects.

Section 4.16.Contracts of Surety. Except for the endorsements of Borrower or a Subsidiary of negotiable instruments for deposit or collection in the ordinary course of business, and except as otherwise permitted by Section 5.1(f), neither Borrower nor any Subsidiary is a party to any contract of guaranty or surety.

Section 4.17.Licenses. Borrower and each Subsidiary possesses such franchises, licenses, permits, patents, copyrights, trademarks, and consents of appropriate Governmental Authorities to own its Property and as are necessary to carry on its business, except where the failure to obtain any of the foregoing, singularly or in aggregate, could not reasonably be expected to have a Material Adverse Effect.

Section 4.18.Compliance with Law. Borrower and each Subsidiary are in compliance with all applicable requirements of law and of all Governmental Authorities, to the extent any failure to comply could reasonably be expected to have a Material Adverse Effect.

Section 4.19.Force Majeure. Neither the business nor the properties of Borrower or a Subsidiary are presently affected by any fire, explosion, accident, strike, lockout or other labor dispute, drought, storm, hail, earthquake, embargo, act of God or of the public enemy or other casualty that could reasonably be expected to have a Material Adverse Effect.

Section 4.20.Margin Stock. Borrower is not engaged in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meaning of Regulation U of the Board of Governors of the Federal Reserve System), and no part of the proceeds of the Facilities will be used, either directly or indirectly, for the purpose, whether immediate, incidental or remote, of purchasing or carrying any margin stock or of extending credit to others for the purpose of purchasing or carrying any margin stock in violation of Regulation U, and Borrower shall furnish to Bank, upon its request, a statement in conformity with the requirements of Federal Reserve Board Form U-1 referred to in Regulation U. Further, no part of the proceeds of the Facilities will be used for any purpose that violates the provisions of Regulations T, U or X of the Board of Governors.

Section 4.21.Approvals. No authorization, consent, approval or any form of exemption of any Governmental Authority is required in connection with the execution and delivery by Borrower of the Loan Documents or the Acquisition Documents, the borrowings and performance by Borrower thereunder or the issuance of the Notes, except those that have been obtained and except where the failure to obtain same could not reasonably be expected to have a Material Adverse Effect.

Section 4.22.Solvency.

(a)Immediately after the consummation of the transactions to occur concurrently with the initial Advance, (i) the fair value of the assets of Borrower and its Subsidiaries, taken as a whole, at a fair valuation, will exceed their debts and liabilities, subordinated, contingent or otherwise; (ii) the present fair saleable value of the property of Borrower and its Subsidiaries, taken as a whole, will be greater than the amount that will be required to pay the probable liability of their debts and other liabilities, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured; (iii) Borrower and its Subsidiaries, taken as a whole, will be able to pay their debts and liabilities, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured; and (iv) Borrower and its Subsidiaries, taken as a whole, will not have unreasonably small capital with which to conduct the business in which they engaged as such business is now conducted.

(b)Borrower and its Subsidiaries do not intend to, and do not believe they will, incur debts beyond their ability, taken as a whole, to pay such debts as they mature, taking into account the timing of and amounts of cash to be received by them and the timing of the amounts of cash to be payable on or in respect of their Indebtedness.

Section 4.23.Investment Company Act. Borrower is not required to be registered, nor is it regulated, as an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

Section 4.24.Environmental Matters.

(a)Except as disclosed on Schedule 4.29 as of the date of this Agreement:

(i)the operations of Borrower and its Subsidiaries comply in all material respects with Environmental Laws;

(ii)Borrower and its Subsidiaries have all permits, licenses or other authorizations required under Environmental Laws;

(iii)neither Borrower, nor any of its Subsidiaries nor any of their respective present Property or operations, or, to the best of, Borrower’s or any of its Subsidiaries’ knowledge, any of their respective past Property or operations, are subject to or the subject of, any investigation known to Borrower or any of its Subsidiaries, any judicial or administrative proceeding, order, judgment, decree, settlement or other agreement respecting: (A) any material violation of Environmental Laws; (B) any remedial action; or (C) any material claims or liabilities arising from the Release or threatened Release of a Hazardous Substance into the environment;

(iv)there is not now, nor to the best of Borrower’s or any of its Subsidiaries’ knowledge has there ever been on or in the Property of Borrower or any of its Subsidiaries any landfill, waste pile, underground storage tanks, aboveground storage tanks, surface impoundment or hazardous waste storage facility of any kind, any polychlorinated biphenyls (PCBs) used in hydraulic oils, electric transformers or other equipment, or any asbestos-containing material that in any such case could reasonably be expected to result in material liability for Borrower or any of its Subsidiaries; and

(v)neither Borrower nor any of its Subsidiaries has any material contingent liability in connection with any Release or threatened Release of a Hazardous Substance into the environment.

(b)For purposes of this Section 4.24, “material” means any noncompliance or basis for liability that could reasonably be likely to subject Borrower or a Subsidiary to liability in excess of $200,000.

Section 4.25.Material Agreements. Neither Borrower nor any Subsidiary is a party to any agreement or instrument or subject to any charter or other corporate restriction that could reasonably be expected to have a Material Adverse Effect. Neither Borrower nor any Subsidiary is in default in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in (a) any agreement to which it is a party, which default could reasonably be expected to have a Material Adverse Effect or (b) any agreement or instrument evidencing or governing Indebtedness in an amount in excess of $200,000.

Section 4.26.Anti-Terrorism Laws.

(a)Borrower is not in violation of any Anti-Terrorism Law and does not engage in or conspire to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in any Anti-Terrorism Law.

(b)Neither Borrower nor its agents acting or benefiting in any capacity in connection with the Facilities, or other transactions hereunder is any of the following (each a “Blocked Person”): (i) a Person that is listed in the annex to, or is otherwise subject to the provisions of, Executive Order No. 13224; (ii) a Person owned or controlled by, or acting for or on behalf of, any Person that is listed in the annex to, or is otherwise subject to the provisions of, Executive Order No. 13224; (iii) to Borrower's knowledge, a Person with which Bank is prohibited from dealing or otherwise engaging in any transaction by any Anti-Terrorism Law; (iv) a Person that commits, threatens or conspires to commit, or supports “terrorism” as defined in Executive Order No. 13224; (v) a Person that is named as a “specially designated national” on the most current list published by the United States Treasury Department's Office of Foreign Asset Control at its official website or any replacement website or other replacement official publication of such list; or (vi) a Person who is affiliated or associated with a Person listed above.

(c)Neither Borrower nor its agents acting or benefiting in any capacity in connection with the Facilities, or other transactions hereunder (i) conducts any business or engages in making or receiving any contribution of funds, goods or services to or for the benefit of any Blocked Person, or (ii) deals in, or otherwise engages in, any transaction relating to any property or interests in property blocked pursuant to Executive Order No. 13224.

Section 4.27.[Reserved].

Section 4.28.Acquisitions. The Acquisition Documents constitute the legally valid and binding obligation of Borrower, enforceable against Borrower in accordance with their terms, except as may be limited by reorganization, bankruptcy, insolvency, moratorium or other laws affecting generally the enforcement of creditors rights and general principles of equity. The execution, delivery and performance by Borrower of the Acquisition Documents, and the consummation of the transactions contemplated thereby, require no action, permit, license, authorization, certification, consent, approval, concession or franchise by or in respect of, or filing with, any Governmental Authority or any other Person, other than those described on Schedule 4.28 hereto and those that have been obtained or waived by Borrower prior to the date hereof, and except where the failure to obtain same could not reasonably be expected to have a Material Adverse Effect. Except as disclosed on Schedule 4.28 hereto, (a) the Financial Statements of the BBP and HTL for the fiscal year 2020 are audited financial statements, (b) Borrower has no knowledge that any Material Adverse Change has occurred since the date of such Financial Statements, (c) to the knowledge of Borrower, the representations and warranties of BBP, HTL, and each other party contained in the Acquisition Documents are true and correct in all material respects, (d) [Reserved], (e) none of the conditions to the closing of the Acquisitions contemplated by the Acquisition Documents have been waived by any party, (f) all transactions necessary to consummate the Acquisitions as described in the Acquisition Agreements have been consummated in all material respects in accordance with the terms and provisions thereof, and (g) all transactions necessary to consummate the Acquisitions as described in the Acquisition Agreements that are to occur prior to the date hereof have been consummated in all material respects in accordance with the terms and provisions thereof, and the only condition to the consummation of the Acquisitions in accordance with the Acquisition Agreements remaining to be satisfied hereunder is the delivery of funds sufficient to pay the aggregate purchase price required to be paid under the Acquisition Agreements (which condition will be satisfied simultaneously with the initial Advance of the Facilities).

Section 4.29.Conditions Precedent. To Borrower's knowledge, each item furnished to Bank by Borrower pursuant to Section 6.1 hereof is a true and correct copy thereof, has not been modified or amended except as disclosed to Bank and is in full force and effect on the date hereof.

Section 4.30.General. All statements contained in any certificate or financial statement delivered by or on behalf of Borrower to Bank under any Loan Document shall constitute representations and warranties made by Borrower hereunder, subject to the terms thereof, as of the respective dates of such certificates or financial statements.

Article 5.COVENANTS

Section 5.1.Negative Covenants. Until the Obligations shall have been fully and finally paid and performed, and so long as any commitment of Bank is outstanding, without the prior written consent of Bank, Borrower shall not and shall not permit any Subsidiary to:

(a)Dispose of Property. Sell, transfer, lease or otherwise dispose of its Properties except for (i) the sale or other disposition, in the ordinary course of business, of obsolete or worn-out property or other property of Borrower or any Subsidiary of Borrower not necessary for operations disposed of; (ii) the sale of inventory in the ordinary course of business; (iii) sales, transfers and dispositions between or among Borrower and Guarantors; (iv) dispositions of cash and Qualified Investments; (v) sales of delinquent receivables in the ordinary course of business in connection with the collection thereof; (vi) any sale or other disposition constituting a transaction otherwise expressly permitted by this Agreement; (vii) dispositions of equipment or real property to the extent that (x) such property is exchanged for credit against the purchase price of similar replacement property of substantially equivalent value (as reasonably determined by Borrower in its good faith) or (y) the proceeds of such disposition are reasonably promptly applied to the purchase price of such replacement property; (viii) leases, licenses, subleases or sublicenses (including the provision of open source software under an open source license) granted to others in the ordinary course of business and on ordinary commercial terms that do not interfere in any material respect with the business of Borrower and its Subsidiaries; (ix) dispositions of intellectual property rights that are no longer used or useful in the business of Borrower and its Subsidiaries; (x) the unwinding of any Financial Contract so long as the Termination Value associated therewith does not exceed $200,000 at such time; and (xi) so long as no Unmatured Default or Default exists, sales, transfers and other dispositions of assets (other than equity interests in a Subsidiary) of Borrower and its Subsidiaries that are not permitted by any other clause of this Section; provided that the aggregate net book value of all assets sold, transferred or otherwise disposed of in reliance upon this clause (xii) shall not exceed $200,000 in any fiscal year; and provided, further, that all sales, transfers, leases and other dispositions permitted by clauses (i) and (xii) above shall be made for fair value (as reasonably determined by Borrower in its good faith).

(b)Further Encumber. Except for Permitted Encumbrances, create or suffer to exist any Lien upon any of its Properties, whether now owned or hereafter acquired.

(c)Merge, Division, Etc. Other than pursuant to the Acquisition Documents, enter into any consolidation or merger with, or acquisition of, any Person or any substantial portion of its assets, or permit any other Person to merge into or consolidate with it, or liquidate or dissolve, or to spin-off or divide into two or more companies, except that (i) any Subsidiary may merge into the Borrower in a transaction in which the Borrower is the surviving corporation, (ii) any Subsidiary may merge into any other Subsidiary in a transaction in which the surviving entity is a Subsidiary and (if any party to such merger is a Guarantor) a Guarantor, (iii) any Subsidiary may liquidate or dissolve if the Borrower determines in good faith that such liquidation or dissolution is in the best interests of the Borrower and its Subsidiaries and is not materially disadvantageous to the Bank and, if such Subsidiary is a Guarantor, Bank is provided written notice of such liquidation or dissolution, and (iv) any disposition permitted by Section 5.1(a) and any Investment permitted by Section 5.1(g) may be structured as a merger or consolidation.

(d)Purchase Stock. Purchase, redeem, retire or otherwise acquire any of its outstanding shares except as permitted by Section 5.1(m).

(e)Sell and Leaseback. Enter into any Sale and Leaseback Transaction.

(f)Indebtedness. Create, incur, assume or suffer to exist any Indebtedness, except (i) Indebtedness created pursuant to the Loan Documents, other Indebtedness to Bank and any Bank Product Obligations; (ii) Indebtedness not in excess of $200,000 at any one time outstanding, (iii) purchase money Indebtedness (including Capital Leases) to the extent secured by purchase money security interests in equipment (including Capital Leases) and, upon the prior written consent of Bank, purchase money mortgages on real property so long as such security interests and mortgages do not apply to any property of Borrower other than the equipment or real property so acquired, and the Indebtedness secured thereby does not exceed the cost of the equipment or real property so acquired, as the case may be, (iv) Indebtedness in the form of deposits or advances from customers pursuant to contracts (including purchaser orders) for services to be performed by Borrower in the ordinary course of business, and (v) other Indebtedness approved in writing by the Bank.

(g)Investment. Make any Investment, except (i) Qualified Investments; (ii) Investments existing on the date hereof and set forth on Schedule 5.1(g), including any modification, replacement or extension thereof that does not increase the amount thereof in any material respect; (iii) Investments made (A) by a Borrower to or in any Guarantor and (B) by any Subsidiary to or a Borrower or any Guarantor; and (iv) Investments in connection with the consummation of the BBP Acquisition and the HTL Acquisition.

(h)Guarantees. Assume, guarantee or otherwise become liable as a guarantor or surety for the obligations of any Person, (i) except as permitted by Section 5.1(f), and (ii) except for those certain guaranties by Borrower of the obligations of IB and I-B HTL, respectively, owed to GPIF Flatiron Business Park, LLC or its successors and assigns, as landlord, in connection with the lease of real property located in Boulder, Colorado.

(i)Change of Business. Make any material change in the nature of its business; provided that nothing in this Section shall be deemed to prohibit a disposition permitted under Section 5.1(a) or any merger, consolidation, liquidation or dissolution permitted by Section 5.1(c).

(j)Reserved.

(k)Accounting Policies. Change its fiscal year or any of its significant accounting policies, except to the extent necessary to comply with GAAP.

(l)Reserved.

(m)Dividends/Distributions. Borrower will not purchase or redeem any shares of the capital stock of Borrower or declare or pay any dividends thereon or make any other distributions to shareholders, except for dividends payable entirely in capital stock and stock repurchases in compliance with benefit plans in existence or hereafter adopted by Borrower.

(n)Transactions with Owners and Affiliates. Without the prior written consent of Bank, which consent shall not be unreasonably withheld, Borrower will not (a) directly or indirectly issue any guarantee for the benefit of any of its Affiliates, other than guarantees of the obligations of Guarantor to customers or suppliers in the ordinary course of business not to exceed $500,000 in the aggregate, (b) directly or indirectly make any loans or advances to or investments in any of its Affiliates other than Guarantor, (c) enter into any transaction with any of its Affiliates, other than transactions entered into on an arm’s length basis in the normal course of Borrower’s business, or (d) divert (or permit anyone to divert) any of its business opportunities to any Affiliate or any other corporate or business entity in which Borrower or its members or members of its Board of Directors holds a direct or indirect interest, other than Guarantor.

(o)Corporate Documents. Amend, modify or otherwise change any of the terms or provisions in any of their respective articles of organization or operating agreement as in effect on the date hereof in any manner adverse to the interests of Bank, without the prior written consent of Bank.

(p)Restrictive Agreements. Enter into any agreement (excluding any restrictions existing under the Loan Documents) prohibiting (i) the creation or assumption of any Lien on any of its Properties, (ii) the ability of Borrower to amend or otherwise modify this Agreement or any other Loan Document, or (iii) the ability of any Subsidiary to make any payments, directly or indirectly, to Borrower by way of dividends, advances, repayments of loans or advances, reimbursements of management and other intercompany charges, expenses and accruals or other returns on investments, or any other agreement or arrangement that restricts the ability of any such Subsidiary to make any payment, directly or indirectly, to Borrower, provided that (A) the foregoing shall not apply to customary restrictions and conditions contained in agreements relating to the sale of a Subsidiary pending such sale, provided such restrictions and conditions apply only to the Subsidiary that is sold and such sale is permitted hereunder, and (B) clause (i) shall not apply to (x) restrictions or conditions imposed by any agreement relating to secured Indebtedness permitted by this Agreement if such restrictions and conditions apply only to the property or assets securing such Indebtedness, (y) customary provisions in leases restricting the assignment thereof and (z) nonconsensual restrictions imposed by the operation of law.

(q)Government Regulation. (i) Be or become subject at any time to any law, regulation, or list of any Governmental Authority (including, without limitation, the U.S. Office of Foreign Asset Control list) that prohibits or limits Bank from making any advance or extension of credit to Borrower or from otherwise conducting business with Borrower, (ii) fail to provide documentary and other evidence of Borrower's identity as Bank may reasonably request at any time to enable Bank to verify Borrower's identity or to comply with any applicable law or regulation, including, without limitation, any Anti-Terrorism Law; (iii) conduct any business or engage in any transaction or dealing with any Blocked Person, including the making or receiving of any contribution of funds, goods or services to or for the benefit of any Blocked Person; (iv) deal in, or otherwise engage in any transaction relating to, any property or interests in property blocked pursuant to Executive Order No. 13224; or (v) engage in or conspire to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in Executive Order No. 13224, the USA Patriot Act, or any other Anti-Terrorism Law.

(r)Subordinated Debt Payments and other Prepayments. Make any payment in respect of any of the Subordinated Debt except as permitted in the applicable Subordination Agreement, and nor voluntarily prepay any Indebtedness owing by a Borrower or a Subsidiary prior to the stated maturity date thereof other than (i) the Obligations, and (ii) Indebtedness to trade creditors where the prepayment results in a discount on the amount due.

Section 5.2.Affirmative Covenants. Until the Obligations shall have been fully and finally paid and performed, and so long as any commitment of Bank is outstanding, unless expressly waived in writing by Bank, Borrower shall:

(a)Financial Reporting. Furnish or caused to be furnished to Bank:

(i)as soon as publicly available in regulatory filings with the Securities and Exchange Commission, the Form 10-K consolidated financial statements of Borrower and its Subsidiaries as of the last day of each fiscal year then ended;

(ii)as soon as practicable, but in any event within one hundred twenty (120) days after the end of each fiscal year, commencing as of the last day of September 30, 2020 and for the fiscal year then ended, consolidated and consolidating financial statements of Borrower and its Subsidiaries audited and reported on (in the case of consolidated statements) by independent certified public accountants reasonably acceptable to Bank, including a balance sheet, statement of income and retained earnings and a statement of cash flows, with accompanying notes to financial statements, all prepared in accordance with GAAP on a consolidated and consolidating basis consistent with prior years unless specifically noted thereon, accompanied by the unqualified opinion of such accountants as to the consolidated statements, together with an annual budget for Borrower and updated certificate of insurance;

(iii)as soon as practicable, but in any event (A) within forty-five (45) days after the end of each of the first three fiscal quarters of each fiscal year, commencing with the quarter ending December 31, 2020, Borrower shall provide interim consolidated financial statements of Borrower and its Subsidiaries reviewed by independent certified public accountants reasonably acceptable to Bank, and (B) within forty-five (45) days after the end of the last fiscal quarter of each fiscal year, commencing with the quarter ending September 30, 2021, Borrower shall provide internally-prepared interim consolidated financial statements of Borrower and its Subsidiaries, in each case including but not limited to, the financial statements required to be filed with the SEC as part of Borrower’s Form 10-Q report;

(iv)within forty-five (45) days after the end of each fiscal quarter of each fiscal year, commencing with the quarter ending March 31, 2021, Borrower will provide a compliance certificate, in form and substance acceptable to Bank, showing Borrower’s compliance with the financial covenants set forth in Section 5.3 hereof and including the certificate of a Responsible Officer of Borrower that there exists no Default or Unmatured Default under the Loan Documents, or if any Default or Unmatured Default exists, stating the nature and status thereof;

(v)within twenty (20) days after the end of each calendar month, commencing with the month ending March 31, 2021, a borrowing base certificate prepared by Borrower with supporting reports of accounts receivable invoice aging, accounts payable aging, and backlog report in a format acceptable to Bank;

(vi)as soon as possible, but in any event within ten (10) days after a Responsible Officer of Borrower becomes aware thereof, a written statement signed by a Responsible Officer of Borrower as to the occurrence of any Default or Unmatured Default, stating the specific nature thereof, Borrower's intended action to cure the same and the time period in which such cure is to occur;

(vii)as soon as possible, but in any event within thirty (30) days after the commencement thereof and service of process on Borrower, a written statement describing any litigation instituted by or against Borrower or any Subsidiary that alleges damages or liability in excess of $200,000 or that, if adversely determined, could reasonably be expected to result in liability in excess of $100,000 or otherwise cause a Material Adverse Effect;

(viii)as soon as possible, but in any event within thirty (30) days of receipt of any notice of any governmental investigation or proceeding commenced or threatened by any Governmental Authority against Borrower or any Subsidiary that alleges damages or liability in excess of $200,000 or that, if adversely determined, could reasonably be expected to result in liability in excess of $100,000 or otherwise cause a Material Adverse Effect;

(ix)as soon as possible, but in any event within thirty (30) days after Borrower becomes aware thereof, a written statement describing any reportable event or prohibited transaction that has occurred with respect to any Plan that involves liability in excess of $200,000 or otherwise is reasonably likely to result in a Material Adverse Effect and the action that Borrower proposes to take with respect thereto;

(x)promptly upon the filing thereof, copies of all registration statements and annual, quarterly, monthly, or other regular reports that Borrower files with any securities commission or other Governmental Authority;

(xi)as soon as practicable, but in any event within thirty (30) days after receipt by Borrower, a copy of any written notice, complaint, Lien, inquiry or claim (i) to the effect that Borrower is or may be liable to any Person as a result of the release by Borrower, or any other Person of any Hazardous Substance into the environment, or (ii) alleging any violation of any Environmental Law by Borrower, that, in either case, could reasonably be expect to have a Material Adverse Effect;

(xii)written notice at least thirty (30) days prior to any change of its name or its principal place of business; and

(xiii)such other information as Bank may from time to time reasonably request, including, but not limited to, any reports related to any operational audit of Borrower or any of its Subsidiaries.

(b)Good Standing. Except as permitted by Section 5.1(c), maintain, and cause each Subsidiary to maintain, its legal existence and right to do business in its state of organization and in such other states wherein non-qualification could have a Material Adverse Effect.

(c)Taxes, Etc. Pay and discharge, and cause each Subsidiary to pay and discharge, all taxes, assessments, judgments, orders, and governmental charges or levies imposed upon it or on its income or profits or upon its property prior to the date on which penalties attach thereto, and all lawful claims that, if unpaid, may become a Lien or charge upon the Property of Borrower or such Subsidiary, provided that no such tax, assessment, charge, judgment, order, levy or claim shall be required to be paid if such payment is being contested diligently, in good faith, and by appropriate proceedings that will stay foreclosure or levy upon its Property and adequate reserves against such liability have been established.

(d)Maintain Properties. Maintain, and cause each Subsidiary to maintain, all Properties and assets used by, or useful to, it in the ordinary course of its business in good working order and condition and suitable for the purpose for which it is intended, and from time to time make any necessary repairs and replacements, ordinary wear and tear and damage by casualty or condemnation excepted.

(e)Insurance. Maintain, and cause each Subsidiary to maintain, in full force and effect title insurance to the Real Estate, public liability insurance, business interruption insurance, worker's compensation insurance and casualty insurance policies with companies, coverages, deductibles and self-insurance as are customary for similar businesses in the locales in which they conduct business or otherwise are reasonably acceptable to Bank. Each such policy providing liability coverage shall be endorsed to reflect Bank as an additional insured, and each such policy covering Properties of Borrower or a Subsidiary pledged as collateral to Bank shall have a lender's loss payable clause in favor of Bank, and a copy of each policy, accompanied by a certificate of coverage issued by the insurance carrier, shall be delivered to Bank. Each policy shall stipulate that the insurance cannot be canceled or materially modified without prior written notice to Bank in accordance with the terms of the policy and shall insure Bank notwithstanding the act or neglect of Borrower or a Subsidiary.

(f)Books and Records. Keep proper books of account in which full, true and correct entries will be made of all dealings and transactions of and in relation to the business and affairs of Borrower, and, at all reasonable times during business hours, and as often as Bank reasonably may request, permit authorized representatives of Bank to (i) have access to the premises and Properties of Borrower and its Subsidiaries and to the records relating to the operations of Borrower and its Subsidiaries; (ii) make copies of or excerpts from such records; (iii) discuss the affairs, finances and accounts of Borrower with and be advised as to the same by the chief executive and financial officers of Borrower; and (iv) audit and inspect such books, records, accounts, memoranda and correspondence at all reasonable times, to make such abstracts and copies thereof as Bank may deem necessary, and to furnish copies of all such information to any proposed purchaser of or participant in the Facilities. So long as there exists no Default, Borrower shall not be responsible for Bank’s costs and expenses of more than one such audit or inspection in any fiscal year of Borrower.

(g)Reports. File, and cause each Subsidiary to file, as appropriate, on a timely basis, annual reports, operating records and any other reports or filings required to be made with any Governmental Authority, except to the extent that a failure to do so could not reasonably be expected to have a Material Adverse Effect.

(h)Licenses. Maintain, and cause each Subsidiary to maintain, in full force and effect all operating permits, licenses, franchises, and rights used by it in the ordinary course of business, except to the extent that a failure to do so could not reasonably be expected to have a Material Adverse Effect.

(i)Notice of Material Adverse Change. Give prompt notice in writing to Bank of the occurrence of any development, financial or otherwise, including pending or threatened litigation, that management of Borrower anticipates could reasonably have a Material Adverse Effect.

(j)Compliance with Law. Comply, and cause each Subsidiary to comply, with all laws, ordinances, rules, regulations and other legal requirements applicable to it, including, without limitation, all Environmental Laws and ERISA, except to the extent that a failure to do so could not reasonably be expected to have a Material Adverse Effect.

(k)Trade Accounts. Pay all trade accounts as they become due in the ordinary course of business.

(l)Use of Proceeds. Use the proceeds of the Facilities solely for the purposes herein described. Borrowers shall not use, and shall ensure that its Subsidiaries and its or their respective directors, officers, employees and agents shall not use, the proceeds of any Advance (i) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Anti-Corruption Laws, (ii) for the purpose of funding, financing or facilitating any activities, business or transaction of or with any Sanctioned Person, or in any Sanctioned

Country, or (iii) in any manner that would result in the violation of any Sanctions applicable to any party hereto.

(m)Loan Payments. Duly and punctually pay or cause to be paid principal and interest on the Facilities in lawful money of the United States at the time and places and in the manner specified herein according to the stated terms hereof, subject to any applicable grace periods provided for herein.

(n)Environmental Matters. Except to the extent that a failure to do so could not reasonably be expected to have a Material Adverse Effect, (i) use, operate and maintain all of its Properties in compliance with all applicable Environmental Laws, keep or acquire all necessary permits, approvals, certificates, licenses and other authorizations relating to environmental matters in effect and remain in compliance therewith, and handle all Hazardous Substances in compliance with all applicable Environmental Laws, and (ii) diligently pursue cure of any material underlying environmental problem that forms the basis of any claim, complaint, notice, Lien, inquiry, proceeding or action referred to in Section 5.2(a)(xi) hereof.

(o)Banking Relationship. Establish and maintain its primary banking accounts with Bank, including, without limitation, its primary deposit, lockbox and disbursement accounts.

(p)Subordinated Debt. At all times, cause the Subordinated Debt to be subordinated to the full, final and irrevocable payment of the Obligations, in form and substance acceptable to Bank.

(q)Protection of Security Interest in Real Estate and Personal Property. Subject only to Permitted Encumbrances, maintain the lien created by the Mortgages and the Security Agreement as a first lien upon the Real Estate and the Personal Property encumbered thereby, and take such actions and execute and deliver to the Bank such instruments and documents as the Bank may reasonably require from time to time at the Borrower’s expense in connection therewith, including without limitation any supplemental security agreements, UCC financing statements, continuation statements or other instruments and documents extending or perfecting the security interest of the Bank in and to the Real Estate and the Personal Property as it may exist from time to time.

(r)Title Insurance Endorsements. Deliver or cause to be delivered to Bank, in form and content satisfactory to the Bank, such endorsements and binders to the ALTA Policy as the Bank may from time to time reasonably require.

(s)Post-Closing Covenants. The Borrower shall deliver the following items to the Bank within the timeframes specified below (or at such later time as may be agreed upon by the Bank in writing):

(a)Borrower shall procure landlord and warehousemen lien waivers, in the form prescribed by Bank, pursuant to which its various landlords and warehousemen shall have waived all liens or other rights of detainer against its assets constituting collateral for the Obligations within thirty (30) days following the date of execution of this Agreement;

(b)Borrower shall procure a securities account control agreement in form satisfactory to Bank with respect to that certain securities account held by Borrower at Bank of America within thirty (30) days following the date of execution of this Agreement; and

(c)Borrower shall have received the trailing twelve month financial statements for the period ending March 31, 2021 for BBP and HTL not later June 30, 2021.

Section 5.3.Financial Covenants. Until the Obligations shall have been fully and finally paid and performed, and so long as any commitment of Bank is outstanding, unless expressly waived in writing by Bank, Borrower shall:

(a)Senior Funded Debt to Adjusted EBITDA Ratio. Cause the Senior Funded Debt to Adjusted EBITDA Ratio to be not greater than (i) 5.25 to 1.00 as of the date hereof and as of June 30, 2021, (ii) 4.75 to 1.00 as of September 30, 2021, (iii) 4.50 to 1.00 as of December 31, 2021, (iv) 4.25 to 1.00 as of March 31, 2022, (v) 4.00 to 1.00 as of June 30, 2022, and (vi) 3.50 to 1.00 as of September 30, 2022 and as of each fiscal quarter end thereafter.

(b)Fixed Charge Coverage Ratio. Maintain its Fixed Charge Coverage Ratio at not less than (i) 1.20 to 1.00 commencing as of September 30, 2021, and as of each fiscal quarter end thereafter up to and including June 30, 2022, and (ii) 1.25 to 1.00 as of September 30, 2022 and as of each fiscal quarter end thereafter.  The Fixed Charge Coverage Ratio requirement for Borrower for the fiscal quarters ending March 31, 2021 and June 30, 2021 is hereby suspended.

Section 5.4.SBA PPP Loan.

(a)The Borrower shall, or shall cause each applicable Subsidiary to, comply with the SBA’s terms and conditions applicable to any SBA PPP Loan.

(b)The Borrower shall, or shall cause each applicable Subsidiary to, use all of the proceeds of each SBA PPP Loan exclusively for CARES Allowable Uses in the manner required under the CARES Act to obtain forgiveness of the largest possible amount of each SBA PPP Loan.

(c)The Borrower shall, or shall cause each applicable Subsidiary to, maintain the proceeds of any SBA PPP Loan in an account that does not sweep funds and apply them to the Obligations.

(d)The Borrower shall, or shall cause each applicable Subsidiary to, keep necessary and appropriate records relating to the use of any SBA PPP Loan and provide copies of such records to the Bank upon the Bank’s reasonable request.

Article 6.CONDITIONS PRECEDENT

Section 6.1.Conditions to Initial Advance. The obligation of Bank to make the initial Advance under the Facilities is subject to satisfaction of each of the following conditions precedent:

(a)Regulatory Forms. Bank shall have received, in form and substance acceptable to Bank, any required Certification of Beneficial Ownership and such other documentation and other information requested in connection with applicable “know your customer” and anti-money laundering rules and regulations, including the USA Patriot Act.

(b)Authorization. Bank shall have received and approved certified copies of Borrower’s and Subsidiaries’ articles of incorporation, articles of organization or certificate of formation, as applicable, and bylaws and operating agreement, as applicable, all as amended, accompanied by a recent certificate of existence issued by the appropriate official of its respective place of organization, certificates of good standing from those states in which Borrower and Subsidiaries are qualified to do business and a certified copy of resolutions adopted by Borrower’s and Subsidiaries’ board of directors or managers, as applicable, authorizing the Facilities and the transactions contemplated hereby, and specifying the persons authorized to execute and deliver the Loan Documents.

(c)Insurance. Borrower shall have furnished to Bank evidence of the insurance required by this Agreement.

(d)Loan Documents. Each of the Loan Documents, in the form prescribed by Bank, shall have been executed and delivered by the appropriate parties thereto, and the other loan documents and guaranties required by this Agreement, in the form prescribed by Bank, shall have been executed and delivered by the appropriate parties thereto.

(e)Incumbency. Bank shall have received incumbency certificates, executed by the secretary or an assistant secretary of Borrower and Subsidiaries, that shall identify the name and title and bear the signature of its officers authorized to sign the Loan Documents, and Bank shall be entitled to rely upon such certificate until informed of any change in writing by Borrower and/or Subsidiaries.

(f)Legal Matters. All legal matters incident to the Loan Documents and the making of Advances shall be reasonably satisfactory to Bank and its counsel.

(g)UCC Searches. Bank shall have received satisfactory return after search in accordance with the Uniform Commercial Code in such governmental offices as Bank shall have deemed appropriate.

(h)Opinions of Counsel. Bank shall have received the favorable written opinion(s) of counsel to Borrower and Subsidiaries, dated of even date herewith, as to those matters that Bank may reasonably require.

(i)Fees. Borrower shall have reimbursed Bank for all reasonable legal fees and other reasonable out-of-pocket expenses of Bank in connection with the Facilities, and Borrower shall have paid the facility fee due and payable pursuant to Section 2.6(a) hereof.

(j)Regulation U. Bank shall have received such certificates and other documents as it shall have deemed reasonably appropriate as to compliance with Regulations T, U and X of the Board of Governors of the Federal Reserve System.

(k)Equity Infusion. Bank shall have received satisfactory evidence that Borrower has completed a capital raise and contributed not less than $35,000,000 of cash equity to be contributed toward the consummation of the BBP Acquisition, and/or the HTL Acquisition.

(l)Opening Balance Sheet/Financial Statements. Bank shall have received an opening pro forma balance sheet of Borrower and its Subsidiaries as of April 30, 2021 on a consolidated and consolidating basis after giving effect to the Acquisitions and the initial funding of the Facilities. Bank shall also have received each of BBP’s and HTL’s financial statements for the most recent 12-month period ending December 31, 2020.

(m)Projections. Bank shall have received (i) monthly financial projections of Borrower for fiscal year 2021, (ii) quarterly financial projections of Borrower for fiscal year 2022, and (iii) annual financial projections of Borrower for fiscal years 2023 through 2024 each in a form acceptable to Bank. The monthly financial projections for fiscal year 2021 and the quarterly financial projections for fiscal year 2022 shall include a balance sheet, an income statement, and a cash flow statement prepared on a consolidated and consolidating basis.

(n)No Default. As of the date hereof, and after giving effect to the initial funding of the Facilities, there shall not exist a Default or Unmatured Default, and Bank shall have received evidence reasonably satisfactory to Bank that the transactions contemplated by this Agreement do not create a default under any material agreement to which Borrower is a party.

(o)Consents. All material consents necessary for the Acquisitions and the secured financing transaction and other transactions contemplated by this Agreement pursuant to the Loan Documents shall have been obtained.

(p)Acquisition Documents. Bank shall have received copies of true, correct and complete copies of the Acquisition Agreements and all other material Acquisition Documents, and evidence satisfactory to Bank that, at or before the initial Advance hereunder, all transactions described in the Acquisition Documents have been consummated in all material respects in accordance with the terms and provisions thereof.

(q)Collateral Assignment of Acquisition Documents. Bank shall have received an executed Collateral Assignment of Acquisition Documents with respect to each of the BBP Acquisition and the HTL Acquisition, in the form prescribed by Bank, pursuant to which Borrower shall have collaterally assigned to Bank the representations, warranties, covenants and indemnities granted to Borrower under the Acquisition Documents.

(r)Payoff Documentation. Bank shall have received payoff letters or lien release documentation in form and substance satisfactory to Bank from any secured party that had been granted a security interest in the assets of Borrower, BBP or HTL.

(s)Solvency Certificate. Bank shall have received an acceptable Solvency Certificate, duly executed by Borrower.

(t)Seller Subordination. Bank shall have received a Subordination Agreement, in the form prescribed by Bank, duly executed by the holders of the Seller Debt.

(u)Quality of Earnings Report/Market Report. Bank shall have received an acceptable quality of earnings report in connection with the BBP Acquisition and the HTL Acquisition.

(v)Closing Financial Covenants. Bank shall have received a Compliance Certificate evidencing that the Borrower’s Senior Funded Debt to Adjusted EBITDA Ratio as of closing is not greater than 5.25 to 1.00 calculated using outstanding Indebtedness after giving effect to the initial Advances of the Facilities.

(w)Endorsement. The Bank shall have received a pro forma date-down and modification endorsement with respect to the ALTA Policy applicable to each parcel of Real Estate in form satisfactory to the Bank.

Section 6.2.Conditions to Subsequent Advances. Prior to each subsequent Advance under the Revolving Credit Facility:

(a)No Default. No Default or Unmatured Default shall have occurred and be continuing.

(b)Representations and Warranties. Each representation and warranty contained in Article 4 shall be true and correct as of the date of such Advance, except to the extent any such representation or warranty relates solely to an earlier date and except for changes reflecting transactions permitted by this Agreement.

(c)Legal Matters. All legal matters incident to the making of such Advance shall be reasonably satisfactory to Bank and its counsel.

(d)Expenses. Borrower shall have reimbursed Bank for all reasonable legal fees and other reasonable expenses incurred by Bank in connection with the Facilities in accordance with Section 8.8 hereof.

Section 6.3.General. Each request for an Advance shall constitute a representation and warranty by Borrower that the applicable conditions contained in this Article 6 have been satisfied.

Article 7.DEFAULT

Section 7.1.Default.The occurrence of any of the following events shall be deemed a Default hereunder:

(a)any representation or warranty made by or on behalf of Borrower or any Affiliate to Bank under or in connection with any Loan Document or any subordination agreement shall be false in any material respect as of the date on which made; provided, however, upon notice from Bank to Borrower of such materially incorrect representation or warranty, Borrower shall have a thirty (30) day grace period to cause such representation to be true and accurate.

(b)Borrower fails to make any payment of principal of or interest on the Facilities or any fee or other payment Obligation in connection with the Facilities within 5 (five) days of when due;

(c)the breach by Borrower of any of the covenants contained in Section 3.2, Section 5.1, Section 5.2(a) (other than clauses (x) and (xiii)), Section 5.2(b) (as to existence),  Section 5.2(e) (as to inspections), Section 5.2(h), Section 5.2(k), Section 5.2(l), Section 5.2(n), Section 5.2(o) or Section 5.3, subject to the provisions of Section 7.2;

(d)the breach by Borrower of any other terms or provisions of this Agreement or any of the other Loan Documents (other than a breach that constitutes a Default under Section 7.1(a), (b) or (c) above) not cured within thirty (30) days;

(e)the failure of Borrower or any Subsidiary to pay any other Indebtedness exceeding $100,000 when due or within any applicable grace or cure period (including, without limitation, any Indebtedness to Bank regardless of the amount), or the breach by Borrower or any Subsidiary of any term, provision or condition contained in any agreement under which any such Indebtedness was created or is governed, which breach constitutes a default thereunder, or any other event shall occur or condition exist, the effect of which is to cause, or to permit the holder or holders of such Indebtedness to cause, any such Indebtedness to become due prior to its stated maturity, or any such Indebtedness shall be declared to be due and payable or required to be prepaid or repurchased (other than by a regularly scheduled payment) prior to the stated maturity thereof;

(f)Borrower or a Guarantor shall (i) commence a voluntary case or other proceeding or file any petition seeking liquidation, reorganization or other relief under any federal, state or foreign bankruptcy, insolvency or other similar law now or hereafter in effect or seeking the appointment of a custodian, trustee, receiver, liquidator or other similar official of it or any substantial part of its property, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in clause (i) of this clause (f), (iii) apply for or consent to the appointment of a custodian, trustee, receiver, liquidator or other similar official for such Person or for a substantial part of its assets, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors, or (vi) take any action for the purpose of effecting any of the foregoing;

(g)an involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (i) liquidation, reorganization or other relief in respect of Borrower or a Guarantor or its debts, or any substantial part of its assets, under any federal, state or foreign bankruptcy, insolvency or other similar law now or hereafter in effect or (ii) the appointment of a custodian, trustee, receiver, liquidator or other similar official for Borrower or a Guarantor or for a substantial part of its assets, and in any such case, such proceeding or petition shall remain undismissed for a period of sixty (60) days or an order or decree approving or ordering any of the foregoing shall be entered;

(h)Borrower and Guarantors, taken as a whole, shall become unable to pay, shall admit in writing their inability to pay, or shall fail to pay, their debts as they become due;

(i)any Governmental Authority shall condemn, seize or otherwise appropriate, or take custody or control of all or any substantial portion of the Property of Borrower and Guarantors, taken as a whole;

(j)any final, non-appealable judgment or order for the payment of money in excess of $100,000 in the aggregate (net of independent third-party insurance as to which the insurance carrier does not dispute the coverage of such payment) shall be rendered against Borrower or any Subsidiary, and either (i) enforcement proceedings shall have been commenced by any creditor upon such judgment or order or (ii) there shall be a period of thirty (30) consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect; or

(k)any non-monetary judgment or order shall be rendered against Borrower or any Subsidiary that could reasonably be expected to have a Material Adverse Effect, and there shall be a period of thirty (30) consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect;

(l)a Change in Control;

(m) a “reportable event” or a “prohibited transaction” under, or any complete or partial withdrawal from, or any other event that would constitute grounds for termination of or the appointment of a trustee to administer, any Plan maintained by Borrower or any ERISA Affiliate for the benefit of its “employees” (as such terms are defined in ERISA), that will have a Material Adverse Effect;

(n) any Loan Document shall for any reason fail to create a valid and perfected first priority security interest in any collateral purported to be covered thereby (except as permitted by the terms of any Loan Document), or any Loan Document shall fail to remain in full force or effect or any action shall be taken to discontinue or to assert the invalidity or unenforceability of, or the security interest created under, any Loan Document;

(o)any Guaranty shall fail to remain in full force and effect or any action shall be taken by a Borrower or a guarantor to discontinue or to assert the invalidity or unenforceability of a Guaranty, or a guarantor shall fail to comply in any material respect with any of the provisions of its Guaranty, or a guarantor shall deny that it has any further liability under its Guaranty, or shall give notice to such effect; or

(p)nonpayment by Borrower of any Bank Product Obligation owed to Bank when due or within any applicable grace or cure period;

(q)there shall occur any loss, theft, substantial damage or destruction of any item or items of collateral for the Obligations that is not insured as and to the extent required by this Agreement, the other Loan Documents or any guarantee (a “Collateral Loss”), to the extent the amount of such Collateral Loss not fully covered by insurance (subject to any deductible in connection therewith), together with the amount of all other Collateral Losses not fully covered by insurance (subject to any deductible in connection therewith) occurring in the same fiscal year, exceeds $200,000;

(r)any report, certificate, financial statement or other instrument furnished by Borrower or a Guarantor to Bank in connection with the Loan Documents in writing is false in any material respect when so furnished; or

(s)Any event of default or breach occurs with respect to any all obligation or liability of the Borrower owed to the Bank, including, without limitation, each and every of the following: (i) rents, leases, loans, advances, indebtedness , however created, of every kind and description, whether now existing or hereafter arising and whether direct or indirect, primary or as guarantor or surety, absolute or contingent, due or to become due, liquidated or unliquidated, matured or unmatured, participated in whole or in part, created by trust agreement,  overdraft, agreement, or otherwise, whether or not secured by additional collateral, whether originated with the Bank or owed to others and acquired by the Bank by purchase, assignment or otherwise (but only so long as any of the foregoing are retained by the Bank), (ii)  tax reimbursements, (iii) expenses incurred for the protection, preservation and disposition of collateral securing any loan and any equipment subject to any lease, (iv) indemnification claims and reimbursement obligations, (v) letters of credit now or hereafter issued by the Bank for the benefit of or at the request of the Borrower, and (vi) all agreements, instruments and documents evidencing, guarantying, securing or otherwise executed in connection with any of the foregoing, together with any amendments, modifications, and restatements thereof.

Section 7.2. [Reserved]

Section 7.3.Acceleration. If any Default described in Section 7.1(f) or Section 7.1(g) occurs, the Facilities and the commitment of Bank to make Advances under the Facilities shall automatically terminate and the Obligations shall immediately become due and payable without any election or action on the part of Bank. If any other Default occurs, Bank may terminate its commitments hereunder and declare the Obligations to be due and payable, whereupon the Obligations shall become immediately due and payable, without presentment, demand, protest or notice of any kind, all of which Borrower hereby expressly waives.

Section 7.4.Remedy. Upon the occurrence of a Default, Bank may immediately proceed to exercise all remedies available to it under the Loan Documents or otherwise under applicable law. No right or remedy conferred upon or reserved to Bank under the Loan Documents is intended to be exclusive of any other available remedy or right, but each and every remedy shall be cumulative and concurrent and shall be in addition to every other remedy now or hereafter existing at law or in equity. No single or partial exercise of any power or right shall preclude any further or other exercise of any power or right.

Section 7.5.Preservation of Rights. No delay or omission of Bank to exercise any power or right under the Loan Documents shall impair such power or right or be construed to be a waiver of any Default or an acquiescence therein, and any single or partial exercise of any power or right shall not preclude other or further exercise thereof or the exercise of any other power or right. No Advance hereunder shall constitute a waiver of any of the conditions of Bank's obligation to make further Advances, nor, in the event Borrower is unable to satisfy any such condition, shall a waiver of such condition in any one instance have the effect of precluding Bank from thereafter declaring such inability to be a Default hereunder. No course of dealing shall be binding upon Bank.

Article 8.GENERAL PROVISIONS

Section 8.1.Benefit of Agreement. Bank will accept the Notes as evidence of loans made in the ordinary course of its commercial banking business. The terms and provisions of this Agreement, the Notes and the other Loan Documents shall be binding upon and inure to the benefit of Borrower and Bank and their respective successors and assigns of their entire interests, except that Borrower shall not have the right to assign this Agreement.

Section 8.2.Survival of Representations. All representations, warranties and agreements of Borrower contained in the Loan Documents shall survive delivery of the Notes and the making of the Facilities.

Section 8.3.Governmental Regulation. Anything contained in this Agreement to the contrary notwithstanding, Bank shall not be obligated to extend credit to Borrower in violation of any limitation or prohibition provided by any applicable statute or regulation.

Section 8.4.Conflict. This Agreement and the other Loan Documents shall be interpreted, wherever possible, in a manner consistent with one another, but in the event of any irreconcilable inconsistency, this Agreement shall control.

Section 8.5.Choice of Law. The Loan Documents (other than those containing a contrary express choice of law provision) and the rights and obligations of the parties thereunder and hereunder shall be governed by, and construed and interpreted in accordance with the laws of the State of Indiana, notwithstanding the fact that Indiana conflict of law rules might otherwise require the substantive rules of law of another jurisdiction to apply. Borrower hereby consents to the jurisdiction of any state or federal court located within Marion County, Indiana. All service of process may be made by messenger, certified mail, return receipt requested or by registered mail directed to Borrower at the address indicated aside its signature to this Agreement, and Borrower otherwise waives personal service of any and all process made upon Borrower. Borrower waives any objection Borrower may have to any proceeding commenced in a federal or state court located within Marion County, Indiana, based upon improper venue or forum non conveniens. Nothing contained in this Section shall affect the right of Bank to serve legal process in any other manner permitted by law or to bring any action or proceeding against Borrower or its property in the courts of any other jurisdiction.

Section 8.6.Headings. Section headings in the Loan Documents are for convenience of reference only and shall not govern the interpretation of any of the provisions of the Loan Documents.

Section 8.7.Entire Agreement. The Loan Documents embody the entire agreement and understanding between Borrower and Bank and supersede all prior agreements and understandings between Borrower and Bank relating to the subject matter thereof.

Section 8.8.Expenses. Borrower shall reimburse Bank for any and all reasonable costs, charges and out-of-pocket expenses (including reasonable attorneys' fees and time charges of attorneys for Bank), paid or incurred by Bank in connection with the preparation, review, execution, delivery, amendment, modification, administration, collection and enforcement of the Facilities and/or the Loan Documents and in connection with the conduct by Bank's internal auditors of periodic field and servicing audits of Borrower. Bank may pay or deduct from the loan proceeds any of such expenses, and any proceeds so applied shall be deemed to be Advances under this Agreement evidenced by the Equipment Loan and/or the Revolving Credit

Facility and secured by the Loan Documents, and shall bear interest at the rate of interest provided in this Agreement.

Section 8.9.Indemnification. Borrower agrees to indemnify Bank, and its successors and assigns (including any purchaser of a participation in the Facilities), and their directors, officers, agents, affiliates, counsel and employees, against all losses, claims, costs, damages, liabilities and expenses, including, without limitation, all expenses of litigation or preparation therefor (a “Loss”), that they may pay or incur in connection with, related to, or arising out of the direct or indirect application of the proceeds of the Facilities hereunder, this Agreement or the other Loan Documents or any transaction contemplated hereby or thereby or the operations of a Borrower’s business; provided that Borrower shall not be obligated to indemnify any indemnitee for any of the foregoing arising out of such indemnitee’s gross negligence or willful misconduct as determined by a court of competent jurisdiction in a final and nonappealable judgment. The indemnity set forth herein shall be in addition to any other Obligations of Borrower to Bank hereunder or at common law or otherwise, and shall survive any termination of this Agreement, the expiration of the obligation of Bank to make the Facilities and the payment of all Obligations.

Section 8.10.Confidentiality. Bank agrees to treat all information received by it in connection with the Loan Documents (except such information that is generally available or has been made available to the public) as confidential, provided, however, that nothing in this Section 8.10 shall prohibit Bank from, or subject Bank to liability for, disclosing any such information to any Governmental Authority having regulatory or supervisory jurisdiction over Bank, and provided further that Bank may provide such information on a confidential basis to proposed purchasers of or participants in the Facilities from time to time.

Section 8.11.Giving Notice.

(a)Except in the case of notices and other communications expressly permitted to be given by telephone (and subject to paragraph (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopy, addressed to Borrower or Bank at the addresses indicated aside their signatures to this Agreement.

(b)Notices and other communications to Bank hereunder may be delivered or furnished by electronic communications pursuant to procedures approved by Bank; provided that the foregoing shall not apply to notices pursuant to Article 2 unless otherwise agreed by Bank. Bank or Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.

(c)Any party hereto may change its address or telecopy number for notices and other communications hereunder by notice to the other parties hereto. All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt.

Section 8.12.Maximum Interest and Charges. It is the intent of Borrower and Bank that the rate of interest and the other charges of Borrower under this Agreement shall be lawful;

therefore, if for any reason, the interest or other charges payable under this Agreement are found by a court of competent jurisdiction to exceed the limit that Bank may lawfully charge Borrower, then the obligation to pay interest and other charges shall automatically be reduced to such limits. If Borrower has paid an amount in excess of such limit, then such amount shall be applied to reduce the principal portion of the Obligations or returned to Borrower, as appropriate.

Section 8.13.Counterparts. This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one agreement, and any of the parties hereto may execute this Agreement by signing any such counterpart. This Agreement shall be effective when it has been executed by Borrower and Bank. Delivery of an executed counterpart of this Agreement by telefacsimile or other electronic method of transmission shall have the same force and delivery of an original executed counterpart of this Agreement. Any party delivering an executed counterpart of this Agreement by telefacsimile or other electronic method of transmission shall also deliver an original executed counterpart of this Agreement, but the failure to do so shall not affect the validity, enforceability, and binding effect of this Agreement.

Section 8.14.Incorporation by Reference. All Exhibits hereto are incorporated herein by this reference.

Section 8.15.Time of Essence. Except as expressly set forth therein, time is of the essence under the Loan Documents.

Section 8.16.No Joint Venture. Notwithstanding anything to the contrary herein contained or implied, Bank, by this Agreement, or by any action pursuant hereto, shall not be deemed to be a partner of, or a joint venturer with, Borrower, and Borrower hereby indemnifies and agrees to defend and hold Bank harmless, including the payment of reasonable attorneys' fees, from any Loss (other than a Loss arising out of Bank’s gross negligence or willful misconduct as determined by a court of competent jurisdiction in a final and nonappealable judgment) resulting from any judicial construction of the parties' relationship as such.

Section 8.17.Relationship of Parties; Release of Consequential Damages. The relationship between Borrower and Bank shall be solely that of borrower and lender. Bank shall not have any fiduciary responsibilities to Borrower. Bank undertakes no responsibility to Borrower to review or inform Borrower of any matter in connection with any phase of Borrower's business or operations. Neither Bank nor Borrower shall have any liability with respect to, and each of Bank and Borrower hereby waives, releases and agrees not to sue for, any special or consequential damages suffered by it in connection with, arising out of, or in any way related to the Loan Documents or the transactions contemplated thereby.

Section 8.18.Severability. In the event any provision of this Agreement or any of the Loan Documents shall be held invalid or unenforceable by any court of competent jurisdiction, such holding shall not affect the validity, enforceability or legality of the remaining provisions hereof or thereof, all of which shall continue unaffected and unimpaired thereby.

Section 8.19.Gender. As used herein, the masculine gender shall be deemed to include the feminine, and the neuter and the singular number shall also include the plural.

Section 8.20.Waiver and Amendment. Borrower and Bank may enter into agreements supplemental hereto for the purpose of adding or modifying provisions of this Agreement or changing the respective rights, powers, privileges, duties, liabilities, covenants or obligations of Bank or Borrower or waiving any Default hereunder, provided, however, that no such agreements supplemental shall be binding unless in writing and duly signed by the parties hereto, and then only to the extent specifically set forth therein.

Section 8.21.Bank Not in Control. None of the covenants or other provisions contained in the Loan Documents shall, or shall be deemed to, give Bank the right or power to exercise control over the affairs and/or management of Borrower, the power of Bank being limited to the right to exercise the remedies provided in the Loan Documents, provided, however, that if Bank becomes the owner of any stock or other equity interest in any Person, whether through foreclosure or otherwise, Bank shall be entitled (subject to requirements of law) to exercise such legal rights as it may have by virtue of being the owner of such stock or other equity interest in such Person.

Section 8.22.Further Assurances. Borrower shall execute, acknowledge and deliver, or cause to be executed, acknowledged or delivered, any and all such further assurances and other agreements or instruments, and take or cause to be taken all such other action, as shall be reasonably necessary from time to time to give full effect to the Loan Documents and the transactions contemplated thereby.

Section 8.23.Joint and Several Liability/Contribution. Borrower and Guarantors Obligations hereunder shall be joint and several. Borrower and Guarantors further acknowledge and agree that the Obligations are supported by adequate consideration, regardless of the amount of Advances or other benefits actually received by Borrower under the Loan Documents. In the event Borrower makes a payment of principal under the Loan Documents that exceeds the amount of funds actually received, directly or indirectly, by Borrower thereunder, Borrower shall be entitled to contribution from Guarantors, pro-rata, on the basis of funds actually received and shall be entitled to recover such amounts by available legal means, but only after full payment of the Obligations has been made to Bank. Such right of contribution shall be and remain at all times, junior, subordinate, inferior and subject to the rights and interests of Bank under the Loan Documents and shall not affect or impair in any way the joint, several, personal, unconditional Obligations of Borrower to fully pay and perform each of the Obligations.

Section 8.24.Waiver of Jury Trial. Bank and Borrower, after consulting or having had the opportunity to consult with counsel, knowingly, voluntarily, intentionally, irrevocably and unconditionally waive any right either of them may have to a trial by jury in any litigation based upon or arising out of this agreement or any other Loan Document or any of the transactions contemplated by this Agreement or any course of conduct, dealing, statements (whether oral or written), or actions of either of them. Neither Bank nor Borrower shall seek to consolidate, by counterclaim or otherwise, any action in which a jury trial has been waived with any other action in which a jury trial cannot be or has not been waived. These provisions shall not be deemed to have been modified in any respect or relinquished by either Bank or Borrower except by a written instrument executed by both of them.

Article 9.USA PATRIOT ACT NOTIFICATION

Bank hereby notifies Borrower that, pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56) (the “Patriot Act”), Bank is required to obtain, verify and record information that identifies Borrower and the other credit parties. Borrower agrees to provide to Bank promptly upon Bank’s request, such information as Bank shall require for purposes of complying with the requirements of the Patriot Act, the federal regulations issued pursuant to the

Patriot Act and any customer identification program established by Bank in accordance therewith.

[This Space Intentionally Left Blank]

IN WITNESS WHEREOF, Borrower and Bank have caused this Agreement to be executed by their respective officers duly authorized as of the date first above written.

BORROWER

Address:	INOTIV, INC. (formerly known as Bioanalytical
2701 Kent Avenue	Systems, Inc.), an Indiana corporation
West Lafayette, IN 47906
Attention: President	By:	/s/ Beth A. Taylor
Beth A. Taylor, Chief Financial Officer &
Vice President-Finance

CREDIT AGREEMENT – SIGNATURE PAGE

BANK

Address:	FIRST INTERNET BANK OF INDIANA
11201 USA Parkway
Fishers, Indiana 46037	By:	/s/ Katrina McWilliams
Attention: Trina McWilliams		Katrina McWilliams, Vice President